                                                                     EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT

                    dated as of the 21st day of October, 2002

                                      Among

                      CERTAIN SHAREHOLDERS OF SITRAKA INC.

                                   as Vendors

                                     - and -

                              GREGORY J. KIESSLING

                              as the Vendors' Agent

                                     - and -

                               881229 ALBERTA LTD.

                                  as Purchaser

                                     - and -

                                  SITRAKA INC.

                                 as the Company

                                     - and -

                              QUEST SOFTWARE, INC.

                                  as Guarantor

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                                TABLE OF CONTENTS

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ARTICLE 1  INTERPRETATION.............................................................................   2

     1.1     Definitions..............................................................................   2

     1.2     Schedules................................................................................  11

     1.3     Construction.............................................................................  12

ARTICLE 2  PURCHASE AND SALE..........................................................................  13

     2.1     Purchase and Sale........................................................................  13

     2.2     Purchase Price...........................................................................  14

     2.3     Payment of Purchase Price................................................................  14

     2.4     Additional Payments......................................................................  14

     2.5     Allocation of Purchase Price and Additional Payments.....................................  16

     2.6     Company Options..........................................................................  17

     2.7     Post-Closing Adjustments.................................................................  17

     2.8     Payment Terms............................................................................  19

ARTICLE 3  INTERIM MATTERS............................................................................  19

     3.1     General Maintenance......................................................................  19

     3.2     Restricted Activities....................................................................  20

     3.3     Interim Monitoring.......................................................................  23

     3.4     Employee Matters.........................................................................  23

     3.5     Facilitation.............................................................................  23

     3.6     Breach of Representations and Warranties.................................................  23

     3.7     Requisite Approvals; Reasonable Efforts..................................................  23

     3.8     Exclusivity..............................................................................  24

     3.9     Tax Reorganization.......................................................................  24

     3.10    Other Shareholders and Option Holders....................................................  24

     3.11    Delivery of Estimates and Other Items....................................................  26

ARTICLE 4  DUE DILIGENCE..............................................................................  26

     4.1     Effect of Due Diligence..................................................................  26

ARTICLE 5  COMPLETION.................................................................................  26
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     5.1     Closing..................................................................................  26

     5.2     Vendors' Deliveries......................................................................  26

     5.3     Purchaser's Deliveries...................................................................  28

     5.4     Purchaser's and Vendors' Conditions Precedent............................................  28

     5.5     Purchaser's Conditions Precedent.........................................................  29

     5.6     Vendors' Conditions Precedent............................................................  31

     5.7     Post-Closing Covenants of the Purchaser..................................................  31

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE VENDORS..............................  33

     6.1     Corporate Status; Enforceability.........................................................  33

     6.2     Capitalization...........................................................................  34

     6.3     No Conflict..............................................................................  35

     6.4     Cultural Business........................................................................  36

     6.5     Subsidiaries.............................................................................  36

     6.6     Financial Statements.....................................................................  36

     6.7     Absence of Certain Changes...............................................................  37

     6.8     Properties...............................................................................  39

     6.9     Accounts Receivable......................................................................  40

     6.10    Indebtedness.............................................................................  40

     6.11    Litigation...............................................................................  40

     6.12    Employees and Employee Benefit Plans.....................................................  41

     6.13    Insurance................................................................................  42

     6.14    Contracts and Permits....................................................................  42

     6.15    Corporate Records........................................................................  43

     6.16    Powers of Attorney; Bank Accounts........................................................  44

     6.17    Environmental Matters....................................................................  44

     6.18    Affiliate Relationships..................................................................  44

     6.19    No Termination of Business Relationship..................................................  45

     6.20    Compliance with Law; Requisite Approvals.................................................  45

     6.21    Intellectual Property....................................................................  45
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     6.22    Brokers or Finders.......................................................................  51

     6.23    Taxes....................................................................................  51

     6.24    No Undisclosed Liabilities...............................................................  52

     6.25    Change of Control Payments...............................................................  52

     6.26    Workers' Compensation....................................................................  52

     6.27    Stock Rights.............................................................................  53

     6.28    U.S. Antitrust Laws......................................................................  53

     6.29    Sitraka Shareco Inc. ....................................................................  53

     6.30    Disclosure...............................................................................  53

ARTICLE 7  REPRESENTATIONS AND WARRANTIES OF THE VENDORS..............................................  53

     7.1     Representations and Warranties of Each Vendor............................................  53

     7.2     Representations and Warranties of Vendor Corporations....................................  55

     7.3     Representations and Warranties of Lycklama and L Newco...................................  55

ARTICLE 8  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............................................  57

     8.1     Corporate Status; Enforceability.........................................................  57

     8.2     No Conflict..............................................................................  57

     8.3     Governmental Approvals...................................................................  58

     8.4     Litigation...............................................................................  58

     8.5     Compliance with Law......................................................................  58

     8.6     Brokers or Finders.......................................................................  58

ARTICLE 9  REPRESENTATIONS AND WARRANTIES OF QUEST....................................................  58

     9.1     Corporate Status; Enforceability.........................................................  58

     9.2     No Conflict..............................................................................  59

     9.3     Governmental Approvals...................................................................  59

ARTICLE 10 INDEMNIFICATION AND ESCROW FUND...........................................................   59

     10.1    Indemnity and Escrow Fund................................................................  59

     10.2    Attempt to Resolve Conflicts; Arbitration................................................  61

     10.3    Vendors' Agent...........................................................................  62

     10.4    Actions of the Vendors' Agent............................................................  63

     10.5    Third-Party Claims and Dissent Rights....................................................  63
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     10.6    Limitations..............................................................................  64

     10.7    Recourse.................................................................................  65

ARTICLE 11 TERMINATION................................................................................  66

     11.1    Termination..............................................................................  66

     11.2    Obligations Upon Termination.............................................................  68

ARTICLE 12 GENERAL....................................................................................  68

     12.1    Public Announcement; Disclosure..........................................................  68

     12.2    Mutual Drafting..........................................................................  68

     12.3    Brokers' Fees............................................................................  69

     12.4    Notices..................................................................................  69

     12.5    Transaction Expenses.....................................................................  70

     12.6    Assignment...............................................................................  71

     12.7    Governing Law; Choice of Forum...........................................................  71

     12.8    Enurement; No Third Party Beneficiaries Rights...........................................  71

     12.9    Further Assurances.......................................................................  71

     12.10   Amendment; No Waiver.....................................................................  71

     12.11   Non-Merger; Survival.....................................................................  72

     12.12   Severability.............................................................................  72

     12.13   Other Remedies...........................................................................  72

     12.14   Entire Agreement.........................................................................  72

     12.15   Specific Performance.....................................................................  73

     12.16   Guarantee of Quest.......................................................................  73

     12.17   Counterpart Execution....................................................................  73
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

                                    SCHEDULES

Schedule A      Disclosure Schedule
Schedule B      Form of Escrow Agreement
Schedule C      Form of Option Holders Offer
Schedule D      Initial Allocation Schedule
Schedule E      Tax Reorganization Memo
Schedule F      Tax Credits
Schedule G      Form of L Holdco RDTOH Note
Schedule H      Specific Indemnities

                            SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT dated as of October 21st, 2002, BETWEEN:

     GREGORY J. KIESSLING ("Kiessling") and EDWARD A. LYCKLAMA ("Lycklama"), each an individual residing in the City of Toronto in the Province of Ontario, 976206 ONTARIO INC., a company incorporated pursuant to the laws of the Province of Ontario ("K Holdco"), and 2016969 ONTARIO INC., a company incorporated pursuant to the laws of the Province of Ontario ("L Newco")

     (each, herein referred to individually as a "Vendor" and collectively, the "Vendors")

                                     - and -

     GREGORY J. KIESSLING, as the Vendors' Agent

                                     - and -

     SITRAKA INC., a company incorporated pursuant to the laws of the Province of Ontario and formerly known as "KL Group Inc."

     (the "Company")

                                     - and -

     881229 ALBERTA LTD., a company continued under the Business Corporations Act (Alberta)

     (the "Purchaser")

                                     - and -

     QUEST SOFTWARE, INC., a company incorporated pursuant to the laws of the State of California

     ("Quest")

A. The Vendors own, directly or indirectly, eighty-four percent (84%) of the issued and outstanding common shares in the capital stock of the Company.

B. The Vendors have agreed to sell and transfer, and the Purchaser has agreed to purchase and accept, on the terms and conditions hereinafter set forth, all of the Vendors' right, title, estate and interest in and to the shares in the capital stock of the Company currently held by them as well as any additional common shares in


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                                       -2-

     the capital stock of the Company which the Vendors acquire, directly or indirectly, on or prior to the Closing Date;

C.   The Purchaser is a subsidiary of Quest;

Accordingly, the parties covenant and agree with one another as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

     In this Agreement, including the recitals and the Schedules hereto:

     "Additional Payment" has the meaning given such term in Section 2.4(a).

     "Affiliate" means, with respect to any person, any other person that is affiliated with such person, and for the purposes of this Agreement:

          (i) two persons will be considered to be affiliated with one another if one of them controls the other, or if both of them are controlled by a common third person, and

          (ii) one person will be considered to control another person if it has the power to direct or cause the direction of the management and policies of the other person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise.

     "Agreement" means this Share Purchase Agreement together with the Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "Allocation Schedule" has the meaning given such term in Section 2.5.

     "Assets" means all of the assets and property of the Company and its Subsidiaries, whether tangible or intangible, real or personal, and including the Principal Assets.

     "Base Price" means the amount of $51,700,000.

     "Business Day" means any day of the week except Saturday, Sunday or any statutory holiday in Toronto, Ontario.

     "Claims" has the meaning given such term in Section 10.1(a).

     "Closing" has the meaning given such term in Section 5.1.

     "Closing Date" has the meaning given such term in Section 5.1.

     "Company" has the meaning given such term in the recitals to this Agreement.

     "Company Business" means the business of the Company and its Subsidiaries, including the business of developing, distributing, supporting and marketing Company Products.

     "Company Options" means any options or warrants to acquire shares of the capital stock of the Company or any of its Subsidiaries.

     "Company Products" means all software, hardware, goods and services sold, licensed, or distributed by the Company or any of its Subsidiaries, whether on a wholesale or retail basis, to their respective distributors and customers, including the Company's entire suite of application software.

     "Company Shares" means the issued and outstanding shares in the capital stock of the Company.

     "Company Transaction Expenses" means the amount (subject to adjustment as contemplated in Section 2.7) equal to any and all paid or unpaid costs and expenses incurred by the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated herein, including (i) all costs and expenses of the Company and its Subsidiaries in respect of the tax reorganization contemplated in the Tax Reorganization Memo and other steps taken by the Company, the Subsidiaries or the Vendors in contemplation of the transactions contemplated herein, (ii) the JP Morgan Expenses, and (iii) all fees and expenses of legal counsel, financial and business advisers and accountants incurred in respect of any of the foregoing; but excluding all audit, legal, corporate secretarial and other costs incurred by the Company and its Subsidiaries in the normal course of business and not in contemplation or implementation of the transactions contemplated herein.

     "Confidentiality Agreements" means the Confidentiality and Non-Disclosure Agreement dated July 15, 2002 and the Supplemental Confidentiality and Non-Disclosure Agreement dated August 27, 2002, each between Quest and the Company.

     "Current Liabilities" means current liabilities as determined in accordance with GAAP, consistently applied, excluding the portion of deferred revenue resulting directly from prepaid maintenance and other services.

     "Damages" has the meaning given such term in Section 10.1.

     "Disclosure Schedule" means the disclosure schedule of the Vendors attached as Schedule A.

     "Electronic Documents System" means a computer system or other similar device by or in which data is recorded or stored and any procedures related to the recording or storage of electronic documents.

     "Encumbrance" means, in respect of any Asset, any encumbrance or title defect, including any mortgage lien, charge, pledge, title retention agreement or security interest

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                                       -4-

     or any assignment, lease, option, encumbrance or other claim of any kind or nature which affects ownership of or title to such property or assets.

     "Environmental Law" means any federal, provincial or local statute, regulation or rule, any judicial or administrative order or judgment or written administrative request of any Governmental Authority, or any provision or condition of any permit, license or other operating authorization of any Governmental Authority, applicable to the Company or any of its Subsidiaries, the Company Business or the Assets, and relating to protection of the environment, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, spill or emission (whether past or present) of, or regarding the manufacture, processing, production, gathering, transportation, use, treatment, storage or disposal of, any chemical raw material, pollutant, contaminant or toxic, corrosive, hazardous or non-hazardous substance or waste.

     "Escrow Agent" means Equity Transfer Services Inc., in its capacity as the Escrow Agent under the Escrow Agreement.

     "Escrow Agreement" means an Escrow Agreement substantially in the form attached hereto as Schedule B, dated as of the Closing Date, between the Escrow Agent, the Purchaser, the Vendors, the Company and the Vendors' Agent, as amended, supplemented or otherwise modified from time to time.

     "Escrow Amount" has the meaning given such term in Section 10.1(c).

     "Escrow Fund" means the "Escrow Fund" established by the Escrow Agent under the Escrow Agreement.

     "Escrow Monies" means the monies held in the Escrow Fund from time to time in accordance with the terms of this Agreement and the Escrow Agreement.

     "Final Company Transaction Expenses" has the meaning given to such term in
     Section 2.7(a).

     "Final Working Capital Payment" has the meaning given to such term in
     Section 2.7(a).

     "Financial Statements" means the audited annual consolidated financial statements of the Company and its Subsidiaries attached as Section 6.6 of the Disclosure Schedule, consisting of balance sheets and statements of operations and cash flows, and related footnotes, as of March 31, 2000, 2001 and 2002 and each of the fiscal years then ended.

     "GAAP" means generally accepted accounting principles in Canada.

     "Governmental Authority" means any federal, provincial, state or local governmental, or other regulatory authority.

     "Hardware" means all computer hardware and associated peripherals, machine tools, administrative equipment and testing equipment owned, leased, or used by the Company or any of its Subsidiaries, but excluding any Software.

     "Hazardous Materials" shall mean any hazardous or toxic substances, wastes or materials, defined as such or governed by any applicable Environmental Law.

     "Initial Allocation Schedule" has the meaning given such term in Section
     2.5.

     "Intellectual Property" means all (i) inventions, discoveries, designs and all improvements thereto (whether patentable or not), and all patents, patent applications and patent disclosures and utility models, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) trademarks, service marks, trade names (in each case whether registered or not), Internet domain names and corporate names and applications, registrations and renewals related thereto (or portions thereof), (iii) copyrights, including applications, registrations, and renewals related thereto, (iv) trade secrets, confidential business information, know-how and any designs, methods, processes, techniques and systems relating to know-how, (v) databases, (vi) industrial designs, (vii) integrated circuit topographies or mask works and
     (viii) other intellectual property rights of any kind whatsoever.

     "Interim Period" means the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement.

     "JP Morgan Expenses" means any and all fees, costs, expenses and liabilities of any nature whatsoever incurred by the Company under, in connection with or arising out of the JP Morgan Letter Agreements.

     "JP Morgan Letter Agreements" means the letter agreements between the Company and J.P. Morgan Securities Inc. dated March 16, 2002 and August 21, 2002.

     "K Holdco" has the meaning given such term in the preamble to this Agreement.

     "Key Employees" means Kiessling, Lycklama, Steve Rosenberg and Larry Humphries.

     "Kiessling" has the meaning given such term in the preamble to this Agreement.

     "Liabilities" means all debts, obligations and liabilities of any nature whatsoever (whether absolute or contingent, known or unknown, accrued or unaccrued, or due or to become due) to which the Company or any of its Subsidiaries is subject, including all accrued and contingent debts, obligations and liabilities in respect of Taxes, all accrued and contingent debts, obligations and liabilities to the current and former employees of the Company or any of its Subsidiaries or any of them for salary, wages, bonuses, holiday pay, vacation and other earned time off with pay and other forms of recompense or reward, and all accrued and contingent guarantee and indemnification obligations and other liabilities of any nature.

     "Licensed Software" means all software that has been licensed to the Company or any of its Subsidiaries and that is a component of, incorporated in, bundled with, or specifically required to develop, modify, use or support the Company Products.

     "L Holdco" means 976205 Ontario Inc.

     "L Holdco RDTOH Note" means the promissory note, substantially in the form attached as Schedule G to be issued at or prior to the Closing Date in the amount of CDN $500,000 pursuant to which L Holdco has acknowledged itself indebted to L Newco.

     "L Newco" has the meaning given such term in the preamble to this Agreement.

     "Lycklama" has the meaning given such term in the preamble to this Agreement.

     "Material Adverse Effect" means any change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to: (i) the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) the operations, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, (iii) the Assets, or (iv) the Company Business.

     "Material Authorizations" means, with respect to the Company and each of its Subsidiaries, all governmental licences, permits, concessions, franchises and other governmental and regulatory endorsements, approvals and authorizations required to conduct the Company Business, or to own, use or protect any of the Assets, in each case in a proper and lawful manner.

     "Material Contracts" means, with respect to the Company and each of its Subsidiaries, all agreements, contracts and commitments, whether written or oral, which are currently in effect or by which the Company or any of its Subsidiaries continue to be bound:

       (i) between the Company or any of its Subsidiaries and any party to whom the Company or any such Subsidiary directly provides products or services, which are either out of the ordinary course of business consistent with past practice or involve or could reasonably be expected to involve payments to the Company or any such Subsidiary of more than $100,000 in the aggregate during any 12-month period beginning April 1, 2001;

       (ii) between the Company or any of its Subsidiaries and any party (except for real property leases, equipment lease contracts, evidence of indebtedness, insurance contracts and agreements for compensation to employees of the Company and of each of its Subsidiaries disclosed in Section 6.12 of the Disclosure Schedule) to whom the Company or any such Subsidiary is obligated, or can reasonably be expected to be obligated, to pay more than $25,000 individually during the 12-month period after the date of this Agreement and that cannot be terminated without a cost or penalty to the Company or any of its Subsidiaries of less than $25,000 in the aggregate;

       (iii) for the license of the Company's Intellectual Property, including any marketing, development, sublicense, original equipment manufacturer, reseller or other strategic distribution agreement but excluding (A) license agreements with customers not otherwise included in the definition of Material Contracts and (B) licenses to distribute JClass and XRT, provided such licenses to distribute restrict the licencee's ability to expose the application programming interface;

       (iv) limiting or restricting in any manner whatsoever the use, licensing or distribution by the Company or any of its Subsidiaries of any of the Proprietary Software or the Company's Intellectual Property;

       (v) containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete, directly or indirectly, with any person;

       (vi) to the knowledge of the Company and the Vendors, containing any covenant limiting the freedom of any specific employee or consultant of the Company or any of its Subsidiaries to engage in any line of business or compete, directly or indirectly, with any person;

       (vii) of indemnification or guaranty, other than warranty and indemnification of end user customers, resellers, distributors or third party suppliers in the ordinary course of business consistent with past practice, which, in the aggregate, are not material to the Company or any of its Subsidiaries;

       (viii) relating to the disposition or acquisition of (a) material assets not in the ordinary course of business consistent with past practice or (b) any ownership interest in any corporation, partnership, joint venture or other business enterprise;

       (ix)   constituting Proprietary Rights Agreements;

       (x) pursuant to which the Company or any of its Subsidiaries grants exclusive rights to a third party, including those granting exclusive territories for the distribution of the Company Products or exclusive use of any Intellectual Property of the Company;

       (xi) relating to the sale, licensing or transfer of source code of the Company (other than license agreements with customers on customary terms relating to the Olectra, JClass or XRT products), including any source code escrow agreements;

       (xii) pursuant to which any person grants rights to the Company or any of its Subsidiaries relating to any Licensed Software or Hardware required to develop, use, modify, operate or support the Proprietary Software or the Company Products and that could not individually be replaced for less than $10,000;

       (xiii) with any current or former employee or consultant of the Company or of any of its Subsidiaries relating to severance payments that become payable as a result of the Closing or the consummation of any of the transactions contemplated herein; and

       (xiv) to the extent not included in any of the foregoing, the loss of which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

     "Notice of Objection" has the meaning given to such term in Section 2.7(e).

     "Nasdaq" means the Nasdaq National Market or, if the shares of Quest common stock are not then quoted on the Nasdaq National Market, such other stock exchange or automated quotation system on which the shares of Quest common stock are listed or quoted.

     "Option Holders Base Payment" means the aggregate amount equal to the sum of (a) the Cash Amount (as such term is defined in the Option Holders Offer) and (b) the Escrow Amount (as such term is defined in the Option Holders Offer) (and, for greater certainty, including any source deductions made from such payments pursuant to applicable employment and income tax laws) that would be payable to all holders of Company Options if they each agree to sell such Options in accordance with the terms of the Option Holders Offer.

     "Option Holders Offer" means the offer which the Company shall make during the Interim Period to each holder of Company Options, substantially in the form attached hereto as Schedule C, pursuant to which the Company shall offer to purchase for cancellation all Company Options held by each such holder on the terms and conditions set out in such offer. The Option Holders Offer will provide for consideration for the cancellation of Company Options, net of applicable exercise price, based on substantially the same consideration and allocation described in Article 2 hereof.

     "Permitted Encumbrance" means, with respect to any Asset, any inchoate encumbrances or liens including any encumbrance for Taxes, assessments, charges or levies of any Governmental Authority not yet due or being contested in good faith by appropriate proceedings diligently pursued or any carrier's, contractor's, warehouseman's or like liens in respect of charges accruing in favour of any person, similarly not yet due or being contested in good faith by appropriate proceedings diligently pursued.

     "Principal Assets" means the Intellectual Property, Software, Hardware and other assets and property owned, licensed or leased by the Company or any of its Subsidiaries that is material to the Company Business.

     "Proprietary Rights Agreement" means any written agreement or contract with, or contractual commitment of, any employee or consultant of the Company or any of its Subsidiaries relating to non-disclosure, confidentiality, assignment of inventions or proprietary rights, non-competition and/or non-solicitation.

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                                       -9-

     "Proprietary Software" means all software assigned to, purchased by or created by or for the Company, including all software listed as proprietary software in the Disclosure Schedule and all derivative works from, and modifications and developments of, Licensed Software that are owned by the Company or any of its Subsidiaries or as provided for in the Licensed Software licenses, but excluding Third Party Software.

     "Purchase Price" has the meaning given such term in Section 2.2.

     "Purchaser" has the meaning given such term in the preamble to this Agreement.

     "Quest" has the meaning given such term in the preamble to this Agreement.

     "RDTOH Refund" means any amount that becomes payable to the Company pursuant to subsection 129(1) of the Income Tax Act (Canada) as a result of the entering into, on or prior to the Closing Date, of the transactions contemplated in the Tax Reorganization Memo exclusive of any such amounts that become payable pursuant to the L Holdco RDTOH Note.

     "Receivables" means the aggregate amount of accounts receivable which are not more than 60 days past due and are as recorded in the Company's books and records and that have arisen from bona fide, arm's length transactions in the ordinary course of business and consistent with past practice and such receivables are valid and binding obligations of the account debtors which obligations are, to the knowledge of the Vendors, without counterclaims, set-offs or other defences thereto.

     "Remaining Option Holders" means holders of Company Options other than Selling Option Holders.

     "Remaining Shareholders" means the holders of Company Shares immediately prior to the Closing other than the Vendors. L Holdco shall be deemed not to be a Remaining Shareholder for all purposes of this Agreement.

     "Requisite Approvals" means, with respect to the Company and each of its Subsidiaries, all consents, approvals and authorizations of any nature whatsoever required to be obtained in connection with the sale and transfer of the Company Shares by the Vendors to the Purchaser pursuant hereto and all other transactions contemplated hereunder.

     "Selling Option Holders" means the holders of Company Options who have accepted the Option Holders Offer and holders whose Company Options have been acquired by the Company or cancelled in consideration of payment by the Company pursuant to the terms of the option plan pursuant to which the Company Options were issued.

     "Selling Option Holders Base Payment" means the aggregate amount equal to the sum of (a) the Cash Amount (as such term is defined in the Option Holders Offer) and (b) the Escrow Amount (as such term is defined in the Option Holders Offer) (and, for greater certainty, including any source deductions made from such payments pursuant to applicable employment and income tax laws) payable to all Selling Option Holders.

     "Software" means all of the computer software programs (or portions thereof) and all components thereof, including Proprietary Software and Licensed Software and all related source and object codes and all related user guidelines and other similar documentation, and all derivatives and versions thereof, including all those in development, used, developed, marketed, distributed or licensed by the Company or any of its Subsidiaries.

     "Statement of Adjustments" has the meaning given to such term in Section 2.7(a).

     "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power is, or with respect to which rights to control management (pursuant to any contract or other agreement or otherwise) are, at the time as of which any determination is being made, owned, controlled or held by such person or one or more subsidiaries of such person, provided that, for the purposes of this Agreement, L Holdco shall not be considered a Subsidiary of the Company.

     "Tax Credit Adjustment Date" has the meaning given to such term in Section 2.4(a)(iii)(B).

     "Tax Credits" means the total of all amounts which are received or receivable by the Company on account of or in respect of "refundable investment tax credit" as defined in the Income Tax Act (Canada), "Ontario innovation tax credit" within the meaning of the Corporations Tax Act (Ontario), non refundable investment tax credits earned with respect to the periods prior to June 30, 2002 (whether or not the tax returns to which these tax credits relate have been filed), Corporation Minimum Tax paid in the province of Ontario and with respect to the taxation year end of the Company ended January 31, 2002, net overpayments of federal or provincial income taxes for any tax years ended up to and including the period ended March 31, 2002 less amounts accrued in the books of the Company relating thereto, or any other amounts as described in Schedule F, and in all cases, less any amounts related to any of the above after the date of this Agreement but received prior to Closing and in all cases, net of any taxes or other charges which are incurred by the Company as a result of such amounts being received or becoming receivable by the Company. For purposes of this Agreement, the amount of Tax Credits received or applied by the Company shall be converted into U.S. Dollars determined as of the date so received or applied, it being understood that Tax Credits applied (i.e., not "received") shall be deemed to have been applied as of the date of filing of the applicable Tax return reflecting application of such Tax Credit.

     "Tax Reorganization Memo" means the memo attached hereto as Schedule E, together with such parts of the closing agenda attached thereto as are specifically referred to in such memo, as such documents may be amended in accordance with Section 3.9.

     "Taxes" means any federal, provincial, municipal or foreign jurisdiction taxes, or assessments in the nature of taxes, of any nature whatsoever (including income taxes, capital taxes, sales taxes, goods and services taxes, property taxes, social security taxes, stamp taxes, value added taxes and use taxes), and includes any interest, penalty or other additional obligation associated therewith.

     "Third Party Software" means all third party software which is a component of or incorporated in or specifically required to develop, use or support the Software.

     "Threshold" has the meaning given such term in Section 10.6(a).

     "Trade Payables" means accounts payables, employee related costs, Taxes and accrued liabilities incurred in the ordinary course of business consistent with past practice.

     "Vendors" has the meaning given such term in the preamble to this Agreement.

     "Vendors' Agent" has the meaning given such term in Section 10.3.

     "Warranty Obligations" means all contracts, licenses, policies and agreements, whether written or oral, entered into with customers, distributors or licensees of the Company or any of its Subsidiaries wherein or whereby the Company or any of its Subsidiaries has agreed to, or has assumed any obligation or duty to, warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability in respect of any of the Company's products or services, or to provide a right of rescission with respect to the infringement or misappropriation by the Company or another person of the Intellectual Property of any person.

     "Working Capital Payment" means the amount (subject to adjustment as contemplated in Section 2.7) equal to the lesser of: (i) the amount equal to the aggregate of the cash (excluding any amounts received by the Company during the Interim Period from the exercise of Company Options or cash received in respect of Tax Credits received prior to Closing) and Receivables of the Company less the Current Liabilities of the Company, all determined as of the Closing Date; and (ii) One Million Seven Hundred Thousand Dollars ($1,700,000).

     "Year 2000 Compliant" means that the information technology is designed to be used prior to, during and after the calendar year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

1.2  SCHEDULES

     The following schedules are annexed to this Agreement and form a part hereof:

           Schedule A     Disclosure Schedule
           Schedule B     Form of Escrow Agreement
           Schedule C     Form of Option Holders Offer

           Schedule D     Initial Allocation Schedule
           Schedule E     Tax Reorganization Memo
           Schedule F     Tax Credits
           Schedule G     Form of L Holdco RDTOH Note
           Schedule H     Specific Indemnities

1.3    CONSTRUCTION

       (a)    In this Agreement, unless otherwise expressly stated:

              (i) references to a "party" or "parties" are references to a party or parties to this Agreement, and references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Article, Section, subsection, clause or Schedule;

              (ii) references to an "Article", "Section", "subsection", "clause" or "Schedule" are references to an Article, Section, subsection, clause or Schedule of or to this Agreement;

              (iii) except as provided herein, references to dollar amounts are references to United States dollars;

              (iv) words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders;

              (v) references to a "person" or "persons" shall include individuals, corporations, partnerships, associations, Governmental Authorities and other entities, all as may be applicable in the context;

              (vi) the table of contents and the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

              (vii) the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation";

              (viii) where a word or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning;

              (ix) "knowledge" and the phrase "to the knowledge", as the case may be, and similar expressions shall mean and be interpreted, with respect to any person, as being to the knowledge, information and belief of such person after reasonable inquiry, and to the extent that such reasonable inquiry was not conducted, to the knowledge, information and belief that a reasonable person would have had if such inquiry had been conducted; and the phrase "to the knowledge of the Company and the Vendors" and similar expressions shall mean and be interpreted as being to the knowledge, information and belief, as described above, of the Company or of any of the Vendors, provided that in reference to the Company, "knowledge" shall mean the knowledge, as defined above, of the Chief Technology Officer, the Chief Operating Officer, the Vice President of Research and Development, the Chief Executive Officer and Tom Cronin, independent consultant to the Company, and in reference to a Vendor, "knowledge" shall mean the knowledge, as defined above, of all Affiliates of such Vendor, including Kiessling and Lycklama;

              (x) references to a statute, regulation or other legal enactment include all of its amendments and re-enactments;

              (xi) references to a manner of conduct include any omission, representation, statement or undertaking, whether or not in writing; and

              (xii)  time is of the essence.

       (b) Applicable information disclosed with specificity in the Disclosure Schedule with reference to any section of Article 6 or 7 of this Agreement shall not be deemed to be disclosed under and incorporated into any other section of Article 6 or 7 of this Agreement relating to the same subject matter unless such other section is expressly cross-referenced where such information is disclosed.

       (c) In circumstances where it is necessary to convert from Canadian dollars to United States dollars in administering any aspect of this Agreement, the conversion shall be done on the basis of the rate quoted in the Wall Street Journal on the date on which the conversion is made.

       (d) Regardless of whether the transaction contemplated in step 10.F of the Tax Reorganization Memo is implemented, for the purposes of this Agreement, as of the Closing Date, L Holdco shall be deemed to have been wound up or liquidated as contemplated in such step and any Company Shares held by L Holdco shall be deemed to have been cancelled and no longer be outstanding.

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1    PURCHASE AND SALE

       Each of the Vendors agrees to sell, assign, transfer and convey the Company Shares owned, directly or indirectly, by such Vendor (as of the Closing Date, after giving effect to the transactions contemplated in the Tax Reorganization Memo and the transactions contemplated in Section 3.10) to the Purchaser, and the Purchaser agrees to purchase and accept such Company Shares, all on the terms and conditions set forth in this Agreement.

2.2    PURCHASE PRICE

       The aggregate purchase price (the "Purchase Price") to be paid by the Purchaser for all of the Company Shares, including all Company Shares owned by persons other than the Vendors, shall be an amount equal to the Base Price less the sum of:

       (a) the amount of Company Transaction Expenses set forth in the statement to be delivered to the Purchaser by the Vendors' Agent pursuant to Section 3.11, to the extent not paid by the Vendors at or prior to the Closing; and

       (b)    the Option Holders Base Payment.

2.3    PAYMENT OF PURCHASE PRICE

       The Purchase Price payable with respect to the Company Shares delivered by the Vendors at the Closing shall be payable to the Vendors at the Closing provided that (i) an amount equal to the Vendors' ratable share of the Escrow Amount (determined in accordance with the Allocation Schedule) shall be withheld from the Purchase Price payable at the Closing and paid into the Escrow Fund in accordance with Section 10.1(c).

2.4    ADDITIONAL PAYMENTS

       (a) For the purposes of this Agreement, the following shall each be considered an "Additional Payment":

              (i) the Working Capital Payment in the amount set forth in the statement to be delivered to the Purchaser pursuant to
                     Section 3.11, which amount shall be payable at the Closing;

              (ii) the amount, if any, equal to the aggregate exercise price received by the Company for the Company Options exercised during the Interim Period (but, for greater certainty, excluding the Closing Date), which amount shall be payable at the Closing;

              (iii) an amount equal to One Million Three Hundred Thousand Dollars ($1,300,000) in the aggregate (subject to downward adjustment as provided below) in respect of the Tax Credits due to the Company following the date hereof, which amount shall be due and payable as follows:

                     (A) at Closing, with respect to an amount (not to exceed $1,300,000) equal to the greater of (1) $650,000 and
                            (2) such amount of Tax Credits, if any, as is, during the Interim Period, received by the Company or applied against Taxes otherwise payable by the Company, and

                     (B) after Closing, any difference between $1,300,000 and the amount paid at Closing under this Section 2.4 in respect of amounts under

                     2.4(a)(iii)(A) shall be due and payable if, when and to the extent Tax Credits are received by the Company or applied against Taxes otherwise payable by the Company, provided that (1) all such amounts owing under this
                     Section 2.4 in respect of amounts under this Section 2.4(a)(iii)(B) in respect of Tax Credits received or applied prior to January 30, 2004 shall be deposited with the Escrow Agent and held as part of the Escrow
                     Fund; and (2) on the date that is 36 months following the Closing Date (the "Tax Credit Adjustment Date") the aggregate amount payable under this Section 2.4 in respect of amounts under this Section 2.4(a)(iii) shall be reduced to the actual amount of Tax Credits received by the Company or applied against Taxes otherwise payable by the Company as of the Tax Credit Adjustment
                     Date (and for greater certainty there shall be credited against such aggregate amount payable the amounts in respect thereof claimed from the Escrow Fund in accordance with Article 10 and the amounts paid in respect of amounts under Section 2.4(a)(iii)(A) or this
                     Section 2.4(a)(iii)(B)); and further provided that the Purchaser shall be entitled to claim against the Escrow Fund, without being subject to the limitations of
                     Section 10.6, in the event (and to the extent) that the actual aggregate amount of Tax Credits received by the Company or applied against Taxes otherwise payable by the Company as of January 30, 2004 (including the amounts paid under this Section 2.4 in respect of amounts under Section 2.4(a)(iii)(A)) is less than $650,000 and provided that any amounts of Tax Credits received or applied following January 30, 2004 and prior to the Tax Credit Adjustment Date shall be paid as and when received by the Company or applied against Taxes otherwise payable by the Company, in six (6) month intervals from January 30, 2004; and

              (iv) an amount equal to Four Million Four Hundred Thousand Canadian Dollars (Cdn. $4,400,000) in the aggregate (subject to downward adjustment as provided below) in respect of the RDTOH Refund due to the Company following the date hereof, which amount shall be due and payable in Canadian dollars as and when the RDTOH Refund is received by the Company, provided however that the timing of the payment of such amounts by the Purchaser shall be as and when received by the Purchaser, in six (6) month intervals from the Closing Date, and provided further that the aggregate amount payable by the Purchaser pursuant to this Section 2.4(a)(iv) shall be reduced to the actual amount of RDTOH Refund actually received by the Company as of the date which is eighteen (18) months following the Closing Date (to the extent that such actual amount is less than Cdn. $4,400,000 on such date) (and for greater certainty there shall be credited against such aggregate amount payable the amounts paid in respect of amounts under this Section 2.4(a)(iv)).

       (b) Vendors. In addition to the Purchase Price, the Purchaser shall pay to each of the Vendors, in consideration for the Company Shares delivered by such Vendor at Closing, such Vendor's ratable share (determined in accordance with the Allocation Schedule) of the Additional Payments set forth in Sections 2.4(a)(i), 2.4(a)(ii), 2.4(a)(iii) and 2.4(a)(iv), which payments shall be made at such times as are contemplated in such subsections of
              Section 2.4.

       (c) Option Holders. In addition to the Selling Option Holders Base Payment, the Purchaser acknowledges that each of the Selling Option Holders will become entitled to receive, by reason of the Option Holder Offer, such holder's ratable share (determined in accordance with the Allocation Schedule) of the Additional Payments set forth in Sections 2.4(a)(i), 2.4(a)(ii) and 2.4(a)(iii), which payments shall be made at such times as are contemplated in such subsections of Section 2.4.

       (d) Remaining Shareholders. Each Remaining Shareholder, if any, who agrees to accept the offer described in Section 3.10(a), shall become entitled to receive such shareholder's ratable share (determined in accordance with the Allocation Schedule) of the Purchase Price and the Additional Payments set forth in Sections 2.4(a)(i), 2.4(a)(ii), 2.4(a)(iii) and 2.4(a)(iv), which payments shall be made at such times as are contemplated in such subsections of Section 2.4.

       (e) L Newco. The Purchaser shall cause L Holdco, the Company or the Purchaser to pay to L Newco amounts owing in respect of the L Holdco RDTOH Note in accordance with the terms of such note.

       (f) No interest shall be payable by the Purchaser in respect of the Additional Payments and all accrued interest on Additional Payments deposited in the Escrow Fund shall be for the account of the Purchaser.

2.5    ALLOCATION OF PURCHASE PRICE AND ADDITIONAL PAYMENTS

       The Vendors and the Purchaser shall, not less than one (1) Business Day prior to the Closing, jointly prepare and agree to a schedule, consistent with the terms and conditions hereof and of the Initial Allocation Schedule (the "Allocation Schedule") which shall provide for:

       (a)    the allocation of the Purchase Price amongst the Vendors;

       (b) the allocation of the Selling Option Holders Base Payment amongst the Selling Option Holders;

       (c) the allocation of the Additional Payments amongst the Vendors and the Selling Option Holders;

       (d) the allocation of the beneficial entitlement of the Vendors and the Selling Option Holders in respect of the Escrow Fund; and

       (e) the allocation of the Purchase Price, the Option Holders Base Payment, the Additional Payments and the assumed beneficial entitlement of the Escrow Fund amongst the Remaining Shareholders and Remaining Option Holders.

       Attached for illustrative purposes only as Schedule D hereto is a schedule showing the above allocation as it would be as of the date of this Agreement, assuming that (a) all holders of Company Options accept the Option Holders Offer; (b) all holders of Company Shares other than the Vendors accept the Vendors' offer described in Section 3.10(a); (c) completion of the transactions described in the Tax Reorganization Memo as of the date hereof (and the corresponding provisions of Section 1.3(d)); and (d) reasonable estimates for the Company Transaction Expenses and the Working Capital Payment (the "Initial Allocation Schedule").

2.6    COMPANY OPTIONS

       (a) At Closing, the Purchaser shall provide to the Company an amount equal to the Selling Option Holders Base Payment, provided that an amount equal to the ratable share of the Escrow Amount in respect of the Selling Option Holders (determined in accordance with the Allocation Schedule) shall be withheld from the Option Holders Base Payment and paid into the Escrow Fund in accordance with
              Section 10.1(c).

       (b) Promptly following the Closing, but in no event later than 15 days after the Closing Date, the Company shall pay the Selling Option Holders Base Payment and the Selling Option Holders' portion of the Additional Payments to the Selling Option Holders pursuant to the terms and conditions of the Option Holders Offer in accordance with the allocation set out in the Allocation Schedule, provided that an amount equal to the Selling Option Holders' ratable share of the Escrow Amount (determined in accordance with the Allocation Schedule) shall have been withheld from the Selling Option Holders Base Payment and paid into the Escrow Fund as provided in Section 2.6(a).

2.7    POST-CLOSING ADJUSTMENTS

       (a) Within 30 days after the Closing, the Purchaser shall prepare and deliver to the Vendors' Agent an unaudited statement of adjustments (the "Statement of Adjustments") which shall contain a calculation of the Working Capital Payment (the "Final Working Capital Payment") as of the Closing Date and the Company Transaction Expenses (the "Final Company Transaction Expenses"). The Statement of Adjustments shall be prepared on a basis consistent with the preparation of the Financial Statements.

       (b)    If:

              (i) the Final Working Capital Payment is greater than the Working Capital Payment paid by the Purchaser at the Closing; or

              (ii) the Final Company Transaction Expenses are less than the Company Transaction Expenses deducted from the Purchase Price as contemplated by Section 2.2,

              the Purchaser shall pay such difference or differences to the Escrow Agent and such amount shall be held by the Escrow Agent as part of the Escrow Fund, provided that in no event shall the sum of the difference under Section 2.7(b)(i) and the Working Capital Payment paid by the Purchaser at the Closing exceed $1,700,000.

       (c)    If:

              (i) the Final Company Transaction Expenses are greater than the Company Transaction Expenses deducted from the Purchase Price as contemplated by Section 2.2; or

              (ii) the Final Working Capital Payment is less than the Working Capital Payment paid by the Purchaser at the Closing,

              the Purchaser may claim such difference or differences from the Escrow Fund and any such claim shall not be subject to the limitations of Section 10.6 or the procedures required by Section 10.2.

       (d) Subject to Section 2.7(e), any payment or claim contemplated in Sections 2.7(b) and 2.7(c) shall be made by the Purchaser within 15 Business Days from the delivery of the Statement of Adjustments to the Vendors.

       (e) If the Vendors have any objections to the calculations contained in the Statement of Adjustments, the Vendors' Agent may, within fifteen (15) Business Days following delivery of the Statement of Adjustments, provide to the Purchaser a notice of objection (the "Notice of Objection") containing a statement on the basis of each of the Vendors' objections and each amount in dispute. If the Purchaser disputes the objections contained in the Notice of Objection, the parties shall work expeditiously and in good faith in an attempt to resolve such dispute within a further twenty (20) Business Days after the date the Notice of Objection was delivered to the Purchaser. In the absence of an agreement by the parties, the final amount of the payment or payments as contemplated in this Section 2.7 shall be determined within forty (40) Business Days by a nationally-recognized Canadian firm of chartered accountants as may be agreed to by the parties and such determination shall be conclusive, final and binding on the Vendors and the Purchaser. The Vendors and the Purchaser shall share equally in all fees and expenses charged by such accountants for resolving such matter. The party required to make payment to the other party as determined by the accountants shall pay such amount within five (5) Business Days of such determination.

2.8    PAYMENT TERMS

       Unless otherwise stated, all payments to the Vendors contemplated in this Agreement shall be in the form of cash by wire transfer or other immediately available funds unless otherwise agreed to by the party receiving such payment.

                                    ARTICLE 3
                                 INTERIM MATTERS

3.1    GENERAL MAINTENANCE

       Throughout the Interim Period, each of the Company and its Subsidiaries shall, and the Vendors shall cause each of the Company and its Subsidiaries to:

       (a) carry on the Company Business in the usual, regular and ordinary course of business consistent with past practice;

       (b) maintain its corporate existence and good standing under the laws of the jurisdiction of its incorporation and maintain its qualification and good standing and all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing would, individually or in the aggregate, have, or reasonably could be expected to have, a Material Adverse Effect;

       (c) maintain good relations with all of its employees, suppliers, customers, licensors, licensees and other business associates, and in all respects conduct the Company Business in a proper, prudent and lawful manner, in keeping with good industry and business practices, and with a view to the promotion and enhancement of the goodwill of the Company and its Subsidiaries in respect of the Company Business;

       (d) maintain its books and records in keeping with GAAP, applied on a consistent basis, and good industry and business practices;

       (e) pay when due all expenses and other amounts payable by it in the ordinary course of business, and observe, perform and comply with all of its covenants, agreements and obligations under the Material Contracts, the Material Authorizations and otherwise;

       (f) comply in all material respects with all laws, regulations, ordinances, orders and decrees applicable to it and to the Company Business;

       (g) continue to maintain insurance coverage on the Assets and operations of the Company and its Subsidiaries that is in place as at the date of this Agreement; and

       (h) generally take all such other reasonable and ordinary course actions as may be required to protect and preserve the Company Business and the Assets and to avoid any event or occurrence that would or is reasonably likely to result in a Material Adverse Effect.

3.2    RESTRICTED ACTIVITIES

       Throughout the Interim Period, neither the Company nor any of its Subsidiaries shall, and the Vendors shall ensure that neither the Company nor any of its Subsidiaries does, without the prior written consent of the
Purchaser:

       (a) enter into or engage in any transaction or activity outside of the ordinary course of business consistent with past practice;

       (b) sell, trade, abandon, mortgage, charge or otherwise dispose of or encumber in any manner any of the Principal Assets, other than property sold or disposed of for a reasonable price pursuant to a bona fide arm's length transaction in the ordinary course of business consistent with past practice;

       (c) purchase or otherwise acquire any new property or assets of any kind other than:

              (i) capital property acquired in the ordinary course of business consistent with past practice and having a cost of less than $50,000 in the aggregate, and

              (ii) office supplies and similar incidental items purchased in the ordinary course of business consistent with past practice and having a cost of less than $25,000 in the aggregate,

              and in each case purchased or otherwise acquired for a reasonable price pursuant to a bona fide arm's length transaction;

       (d) other than in the ordinary course of business, incur any Liabilities of any nature other than Trade Payables;

       (e) guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

       (f) license any source code of the Software or make any escrow or other deposit of a copy of the source code of the Software other than license agreements with customers on customary terms relating to the JClass or XRT products;

       (g) commence any litigation other than for the routine collection of bills;

       (h) terminate, surrender or amend in any material respect any of the Material Contracts or the Material Authorizations, or enter into any new agreement or arrangement which would individually constitute a Material Contract;

       (i) introduce any new method of conducting the Company Business or dealing with any of the Principal Assets;

       (j) introduce any new accounting methods or any new methods of preparing, maintaining or otherwise dealing with the Company's books, records, accounts or files;

       (k) pay or agree to pay any management fees, salaries, bonuses, severance or termination pay or other remuneration to any of its directors, officers, employees, consultants, contractors or agents except as required to be paid pursuant to the terms of contractual obligations existing as at the date of this Agreement and expressly disclosed in Section 6.12(b) of the Disclosure Schedule;

       (l) enter into any employment agreement, whether oral or written, with any person for the position level of director or above or for compensation of greater than $60,000 per annum, or grant any stock options;

       (m) enter into any new stock option, bonus or benefit plans for the employees, officers, consultants or directors of the Company or any of its Subsidiaries, or amend any stock options, stock option plans, or benefit plans;

       (n) terminate, amend or otherwise modify any plan for the benefit of the employees of the Company or any of its Subsidiaries;

       (o) dispose of, license or transfer to any person any rights to the Principal Assets, except for customer licenses of commercially available software on customary terms and in the ordinary course of business consistent with past practice;

       (p) acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

       (q) except as contemplated in the Tax Reorganization Memo, declare or pay any dividends or otherwise make any distributions in respect of any of its shares of capital stock, redeem, purchase for cancellation or otherwise acquire or retire any of its shares of capital stock, make loans to, or repay any portion of any indebtedness owing by it to, any of its Affiliates, or to any person associated with any of its Affiliates;

       (r) except as contemplated in the Tax Reorganization Memo, issue any shares (other than shares issued upon, and as required by, the exercise of the Company Options), warrants, options or other securities, amend its articles or by-laws, increase or decrease its paid-up capital, or pass, repeal or amend any resolutions other than those required to authorize and approve the consummation of the transactions contemplated by this Agreement;

       (s) defer the payment of any accounts payable related to the Company Business beyond the payment deferral periods considered part of the ordinary course of business consistent with past practice;

       (t) except as contemplated in the Tax Reorganization Memo, reorganize its Assets, capital or debt or enter into any re-organization by way of merger, amalgamation or liquidation;

       (u) revalue any of its Assets, including writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

       (v) pay, discharge or satisfy in an amount in excess of $25,000 in the aggregate, any claims or Liabilities, other than the payment, discharge or satisfaction of (i) obligations in the ordinary course of business consistent with past practice, and (ii) Liabilities reflected or reserved against in the Financial Statements;

       (w) make any election with respect to any Taxes other than in the ordinary course of business consistent with past practice, change any election with respect to any Taxes, adopt any accounting method with respect to any Taxes other than in the ordinary course of business consistent with past practice, change any accounting method with respect to any Taxes, file any tax return (other than any estimated tax returns, payroll tax returns, sales tax returns or final tax returns for the tax year of the Company ended January 31, 2002, federal and provincial, which are currently due) or any amendment to a tax return, enter into any closing agreement, settle any claim or assessment with respect to any Taxes, or consent to any extension or waiver of the limitation period, applicable to any claim or assessment with respect to any Taxes;

       (x) waive or commit to waive any rights with a value in excess of $25,000 in the aggregate, or forgive any indebtedness owed to the Company;

       (y) cancel, materially amend or renew any insurance policy other than in the ordinary course of business consistent with past practice;

       (z) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

       (aa) enter into any transactions with its officers, directors or shareholders or any of their respective Affiliates (other than matters incidental to employment relationships with employees of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice);

       (bb) fail to pay or otherwise satisfy its material monetary obligations as they become due in the ordinary course of business and in any event not later than 60 days of becoming due, except such as are being contested in good faith by appropriate proceedings diligently pursued;

       (cc) cause the total number of employees of the Company and its Subsidiaries to exceed 215;

       (dd) take or fail to take any action that is reasonably likely to result in a Material Adverse Effect; or

       (ee)   agree or commit to do any of the foregoing.

3.3    INTERIM MONITORING

       Throughout the Interim Period, the Purchaser shall be entitled to monitor the activities of the Company and its Subsidiaries and the operation, management and administration of the Company Business and the Principal Assets, and the Company and its Subsidiaries and each of the Vendors shall ensure that the Purchaser is kept fully apprised of, and is consulted on, all developments and decisions of a material nature relating to the Company, its Subsidiaries, the Company Business or the Principal Assets. The Company and the Vendors shall promptly notify the Purchaser of any event or occurrence not in the ordinary course of business consistent with past practice, and any event of which the Company or any of the Vendors is aware that would or could reasonably be expected to have a Material Adverse Effect which would cause the condition in
Section 5.5(c) to not be satisfied (even if the likelihood of such event has been disclosed or could result from anything set forth in the Disclosure Schedule).

3.4    EMPLOYEE MATTERS

       Throughout the Interim Period, the Company and its Subsidiaries shall, and the Vendors shall ensure that the Company and its Subsidiaries shall, facilitate and cooperate in the conduct of all such discussions, interviews and other communications as the Purchaser may wish to have with the employees of the Company or any of its Subsidiaries.

3.5    FACILITATION

       Each of the parties shall proceed reasonably, diligently and in good faith to facilitate or secure the satisfaction of the conditions precedent set forth in Sections 5.4, 5.5 and 5.6, to the extent that the same is within its reasonable control, and otherwise to perform and satisfy its covenants, agreements and other obligations hereunder with a view to completing the purchase and sale of the Company Shares and Company Options and the other transactions contemplated hereunder at the times and in the manner provided herein.

3.6    BREACH OF REPRESENTATIONS AND WARRANTIES

       In the event of, and promptly after becoming aware of, the occurrence or pending or threatened occurrence of any event which would cause any of the representations and warranties contained herein not to be true and correct, the party becoming aware of such occurrence shall give detailed notice thereof to the other parties.

3.7    REQUISITE APPROVALS; REASONABLE EFFORTS

       Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable good faith efforts to: (i) make all necessary filings with respect to, and obtain, all Requisite Approvals required of it; and
(ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Each party, at the reasonable request of any other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

3.8    EXCLUSIVITY

       Unless and until this Agreement shall have been terminated pursuant to
Section 11.1, neither the Company nor any of its Subsidiaries nor any of the Vendors shall, directly or indirectly (and each such party shall ensure that its respective officers, directors, employees, shareholders, Affiliates and legal, accounting, financial and other advisers do not on its behalf), take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any person (other than negotiations with the Purchaser) regarding any acquisition of the Company or any of its Subsidiaries, any merger or consolidation with or involving the Company or any of its Subsidiaries, or any acquisition of all or a portion of the stock or assets of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries and the Vendors will notify the Purchaser immediately upon receipt by the Company or any of its Subsidiaries or any of the Vendors (or any of their respective officers, directors, employees, shareholders, Affiliates or advisers) of any proposal for, or inquiry respecting, any such acquisition, merger or consolidation or any request for nonpublic information in connection with such any proposal or inquiry relating thereto or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that informs the Company or any of its Subsidiaries that it is considering making, or has made, such a proposal or inquiry. Such notice to the Purchaser will be made orally and in writing and will set forth the identity of the person making the proposal or inquiry, and the terms and conditions of such proposal or inquiry in reasonable detail.

3.9    TAX REORGANIZATION

       Notwithstanding anything contained in this Article 3, the Company and its Subsidiaries shall consummate the transactions set out in the Tax Reorganization Memo (subject to any modifications which would not have an adverse effect on the Company or the Purchaser or its Affiliates from a tax-planning perspective or otherwise, and which have been consented to by the Purchaser, acting reasonably), and nothing contained in this Article 3 shall be interpreted to prevent such consummation; provided that such consummation shall not affect the indemnification obligations of the Vendors, or any other obligations of the Company or the Vendors under this Agreement. Notwithstanding the foregoing, but subject to the provisions of Section 1.3(d), the transaction described in step 10.F of the Tax Reorganization Memo shall not be required to be consummated prior to the Closing unless the Purchaser requests.

3.10   OTHER SHAREHOLDERS AND OPTION HOLDERS

       (a)    During the Interim Period:

              (i) The Vendors shall use reasonable commercial efforts to purchase the Company Shares owned by persons other than the Vendors in order that such Company Shares may be transferred to the Purchaser under the terms of this Agreement and for a period of 90 days following Closing, the Vendors shall continue to use reasonable commercial efforts to cause the Remaining Shareholders to sell their Company Shares to the Purchaser. The consideration for such purchases shall be as set forth in
                     Section 2.4(d).

              (ii) The Company shall use reasonable commercial efforts to purchase the Company Options for cancellation pursuant to the Option Holders Offer or to cause the holders of the Company Options to exercise such options and to sell their Company Shares to the Vendors in order that such Company Shares may be transferred to the Purchaser under the terms of this Agreement.

       (b) If any such holders of Company Shares or Company Options is indebted to the Company or to any Subsidiary, including Sitraka Shareco Inc., pursuant to a loan or otherwise, such indebtedness shall be repaid from the amount to be paid by the Vendors or the Company to such person for his or her Company Shares or Company Options, respectively.

       (c) The Vendors and the Company shall provide the Purchaser with a reasonable opportunity to review and comment on the forms of offers being made to holders of Company Shares and holders of Company Options pursuant to Section 3.10(a).

       (d) Remaining Shareholders, if any, who agree to accept an offer made by the Purchaser pursuant to Section 3.10(a) to acquire Company Shares within 90 days after the Closing, shall have a beneficial interest in the Escrow Fund in an amount representing their respective ratable share (determined in accordance with the Allocation Schedule), and if and to the extent they expressly agree to accept the terms of the Escrow Agreement and the retention in the Escrow Fund of the consideration to be paid for such Company Shares by an amount representing their respective ratable share (determined in accordance with the Allocation Schedule) of the Escrow Fund, such Remaining Shareholders shall be entitled to such share of the Escrow Fund and the Purchaser shall forthwith provide notice to the Escrow Agent of such entitlement.

       (e) Remaining Option Holders, if any, whose Company Options have been acquired after the Closing by the Company or cancelled in consideration of payment by the Company pursuant to the terms of the option plan pursuant to which such Company Options were issued, shall, upon acknowledgement by the Company and such holders that they are entitled to their ratable shares (determined in accordance with the Allocation Schedule) of the Escrow Fund, be entitled to such share of the Escrow Fund and the Purchaser shall forthwith provide notice to the Escrow Agent of such entitlement.

3.11   DELIVERY OF ESTIMATES AND OTHER ITEMS

       (a) The Vendors' Agent shall deliver to the Purchaser at least one (1) Business Day prior to the Closing Date a statement setting out (i) the reasonable good faith estimate of the Company and the Vendors of the Company Transaction Expenses as of the Closing Date, which estimate shall show the estimated Company Transaction Expenses to each payee thereof, and (ii) the reasonable good faith estimate of the Company and the Vendors of the Working Capital Payment as of the Closing Date, which estimate shall show the estimated amount of cash, Receivables and Current Liabilities used in determining such estimate.

       (b) The Vendors' Agent shall deliver to the Purchaser three (3) Business Days prior to the Closing Date a current list of accounts receivable and amounts for doubtful accounts and allowances of the Company and its Subsidiaries.

                                    ARTICLE 4
                                  DUE DILIGENCE

4.1    EFFECT OF DUE DILIGENCE

       The respective representations, warranties, covenants, agreements and other obligations of the Company and the Vendors hereunder shall not in any manner be, or be deemed to be, waived or otherwise affected by any examination, investigation or due diligence conducted by or on behalf of the Purchaser.

                                    ARTICLE 5
                                   COMPLETION

5.1    CLOSING

       The closing of the purchase and sale contemplated hereby (the "Closing") shall take place at the offices of Macleod Dixon LLP, Suite 3900, Canada Trust Tower, BCE Place, 161 Bay Street, Toronto, Ontario, Canada, at 10:00 am on November 1, 2002 (the "Closing Date"). If any condition precedent under Sections 5.4, 5.5 or 5.6 has not been satisfied on the Closing Date, notwithstanding the reasonable commercial efforts of the party(s) responsible to fulfil such condition, the Closing Date shall be extended to the date that is fifteen (15) days following the original Closing Date (or the next Business Day if such fifteenth day is not a Business Day) or such earlier date as the parties may agree, and, subject to Section 11.1, shall subsequently be extended in 15-day increments if any such condition precedent is not satisfied on the Closing Date as previously extended.

5.2    VENDORS' DELIVERIES

       At Closing, the Vendors shall deliver or cause to be delivered (or, in the case of subsection (e) below, make available) to the Purchaser:

       (a) share certificates representing the Company Shares owned by the Vendors, duly endorsed for transfer in favour of the Purchaser;

       (b)    the Vendors' certificates contemplated by Sections 5.5(b), (c) and
              (e) and the Company's certificate contemplated by Section 5.5(g);

       (c) valid and binding assignment agreements, in form and substance satisfactory to the Purchaser, duly executed by each of the Vendors, whereby such Vendor shall transfer, sell, assign and otherwise convey to the Company all right, title and interest held by such Vendor, individually or jointly with any other person, directly or indirectly, in or to any of the Principal Assets and any other assets used in and material to the Company Business;

       (d)    the Requisite Approvals contemplated by Section 5.5(f);

       (e) all of the books, records, accounts, files, Software and other documentation and computer information, data and materials of any nature of the Company and its Subsidiaries (which shall include all corporate and financial books and records required to be maintained by either the laws of the respective jurisdictions of incorporation of the Company or its Subsidiaries, as the case may be, or good business practices);

       (f) valid and binding employment agreements and non-competition agreements duly executed by each of the Key Employees;

       (g) the written resignations of each of the directors and officers of the Company and each of its Subsidiaries, solely in their respective capacities as director and/or officer and not as an employee, effective as of the Closing Date, together with written releases, in form and substance satisfactory to the Purchaser, acting reasonably, releasing the Company and each of its Subsidiaries and the Purchaser and its Affiliates from any liabilities or claims of any nature whatsoever that such directors and officers might have in such capacities (and, for greater certainty, excluding amounts owing in respect of compensation);

       (h) the Escrow Agreement, duly executed by all parties thereto other than the Purchaser and the Escrow Agent;

       (i) the valid and binding termination of the engagement of J.P. Morgan Securities Inc. under the JP Morgan Letter Agreements (subject to the survival of certain indemnities in favour of J.P. Morgan Securities Inc. and its related parties) in form and substance satisfactory to the Purchaser;

       (j) copies of all correspondence and documentation sent by the Company to the holders of Company Options and all documentation and correspondence received by the Company from the holders of Company Options, evidencing that the vesting and termination dates of all Company Options have been accelerated so that all Company Options shall have vested and been exercised (or terminated) prior to the Closing;

       (k)    the opinions of the Vendors' counsel contemplated by Section
              5.5(h);

       (l) evidence satisfactory to the Purchaser acting reasonably that the transactions contemplated in the Tax Reorganization Memo have been completed;

       (m) the valid and binding termination of the shareholder agreements dated February 24, 1992 among the Company, Kiessling, K Holdco, L Holdco and Lycklama, and dated January 31, 1991 among the Company, Kiessling and Lycklama, which termination shall be in form and substance satisfactory to the Purchaser; and

       (n) a revised and updated version of Section 6.2 of the Disclosure Schedule reflecting the capitalization of the Company as at the Closing after giving effect to the transactions contemplated by the Tax Reorganization Memo, purchases or exercises of Company Options and transfers of Company Shares.

5.3    PURCHASER'S DELIVERIES

       At Closing, the Purchaser shall deliver or cause to be delivered:

       (a)    to the Vendors:

              (i) the portion of the Purchase Price payable to the Vendors in accordance with Section 2.3 and the Additional Payments payable to the Vendors at Closing in accordance with
                     Section 2.4;

              (ii)   the certificates of the Purchaser and Quest contemplated by
                     Section 5.6(b);

              (iii)  the Escrow Agreement, duly executed by the Purchaser;

              (iv) valid and binding employment agreements with the Key Employees duly executed by Quest and by the Company or an Affiliate of Quest; and

              (v) the opinions of the Purchaser's and Quest's counsel contemplated by Section 5.6(c);

       (b) to the Company an amount equal to the Selling Option Holders Base Payment as required by Section 2.6(a); and

       (c) to the Escrow Agent the Escrow Amount as contemplated by Section 10.1(c) (including the portion of the Escrow Amount to be contributed by the Company in respect of the Option Holders Base Payment).

5.4    PURCHASER'S AND VENDORS' CONDITIONS PRECEDENT

       The respective obligation of each party to effect the transactions contemplated hereunder shall be subject to the satisfaction on or prior to the Closing of the following conditions:

       (a) No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereunder by any Governmental Authority which would (i) make the consummation of any of the transactions contemplated hereunder illegal; (ii) prohibit the Purchaser's or Quest's ownership or operation of all or a material portion of the business or assets of the Company and each of its Subsidiaries or Quest, or compel the Company or any of its Subsidiaries, the Purchaser or Quest to dispose of or hold separate all or a material portion of the business or assets of the Company or any of its Subsidiaries, the Purchaser or Quest, respectively, as a result of the transactions contemplated hereunder; or (iii) render any of the parties hereto unable to consummate the transactions contemplated hereunder.

       (b) No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transaction contemplated hereunder shall have been issued by any court or other governmental entity and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking relief against the Company or any of its Subsidiaries, the Purchaser or Quest if the transactions contemplated hereunder are consummated, shall be pending which can reasonably be expected to result in such order, injunction or relief. In the event any such order or injunction shall have been issued, each party agrees to use all reasonable commercial efforts to have any such injunction lifted.

       (c) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

       (d) The Escrow Agreement has been duly executed and delivered by the Escrow Agent.

5.5    PURCHASER'S CONDITIONS PRECEDENT

       The obligation of the Purchaser to effect the transactions contemplated hereunder shall be subject to the satisfaction on or prior to the Closing of the following conditions:

       (a) The Vendors shall have complied with their covenants that are contemplated under this Agreement.

       (b) During the Interim Period, the Company and each of the Vendors shall have complied with their respective covenants, agreements and obligations herein, including those under Article 3, and each of the Vendors and the Company shall on the Closing Date have delivered to the Purchaser a certificate, dated as of the Closing Date, confirming such compliance.

       (c) During the Interim Period, except as has been disclosed in writing to, and approved in writing by, the Purchaser, there shall not have occurred any event or occurrence which has had, or is reasonably likely to have, a Material Adverse Effect, and each of the Vendors and the Company shall on the Closing Date have delivered to the Purchaser a certificate, dated as of the Closing Date, to such effect. For purposes of this Section 5.5(c), a Material Adverse Effect shall not include (i) any effects that result from changes affecting any of the industries in which the Company operates generally or the Canadian or United States economies generally (which changes in each case do not disproportionately affect the Company or its Subsidiaries in any material respect), (ii) any changes, circumstances, conditions or other effects that result from changes affecting general economic or capital market conditions in Canada, the United States, Europe or other foreign economies where the Company and its Subsidiaries have operations or sales (which changes in each case do not disproportionately affect the Company or its Subsidiaries in any material respect), or (iii) a general change in the market valuation in the United States or Canada of companies engaged in businesses which, for valuation purposes, may be considered to be comparable (which changes in each case do not disproportionately affect the Company or its Subsidiaries in any material respect).

       (d)    During the Interim Period, there shall not have occurred:

              (i) any material adverse change in the nature or quantum of Taxes payable by the Company and its Subsidiaries taken as a whole (other than changes arising from the operation of the Company Business in the ordinary course) or by a non-resident shareholder of the Company and its Subsidiaries or the Purchaser, or

              (ii) any change in the laws relating to foreign investment and repatriation of capital and income that would, in the Purchaser's reasonable opinion, have a material adverse effect on the Purchaser or Quest in respect of the transactions contemplated hereunder.

       (e) With respect to the representations and warranties of the Company and the Vendors, contained in Articles 6 and 7, such representations and warranties shall, except as otherwise expressly provided herein, (i) have been true and correct as of the date hereof and (ii) be true and correct as of the Closing Date without reference to any Material Adverse Effect qualification or other materiality qualifications (but giving full effect to any dollar thresholds set out in such sections) as of the Closing Date, as though made on and as of the Closing Date, such that the aggregate effect of any inaccuracies in such representations and warranties as though made on and as of the Closing Date will not have a Material Adverse Effect, and the Vendors and the Company in the case of Article 6, and all of the Vendors in respect of their individual representations in the case of Article 7 shall on the Closing Date have delivered to the Purchaser a certificate, dated as of the Closing Date, to such effect.

       (f) The parties shall by the Closing Date have received all Requisite Approvals and copies thereof shall have been delivered to the Purchaser.

       (g) All of the Company Options set forth in Section 6.2 of the Disclosure Schedule shall have been exercised or terminated prior to the Closing, and the Company shall at the Closing have delivered to the Purchaser a certificate, dated as of the Closing Date, confirming such exercise or termination, as the case may be.

       (h) The Purchaser shall at the Closing have received opinions from Byrne, Crosby and Aird & Berlis LLP, counsel to the Vendors, dated as of the Closing Date, in form and substance acceptable to the Purchaser, acting reasonably.

       (i) The Company shall have received all consents required in respect of the transactions contemplated by this Agreement pursuant to the leases for premises at Building A, Suite 4-21, 260 King Street East, Toronto and at Suite 301, Ontario Design Centre, 260 King Street East, Toronto.

The foregoing conditions shall be for the sole benefit of the Purchaser and may be waived in whole or in part by the Purchaser in writing. Subject to the second sentence of Section 5.1, in the event that any of the foregoing conditions are not satisfied or waived at or before the Closing, the Purchaser shall be entitled to terminate this Agreement by notice given to the Company and the Vendors' Agent.

5.6    VENDORS' CONDITIONS PRECEDENT

       The obligation of each of the Vendors to effect the transactions contemplated hereunder shall be subject to the satisfaction on or prior to the Closing of the following conditions:

       (a) The Purchaser shall on or prior to the Closing Date have complied with its covenants that are contemplated under this Agreement.

       (b) The representations and warranties of the Purchaser and Quest contained in Article 8 and Article 9, respectively, shall be true and correct as at the date hereof and as at the Closing Date, and the Purchaser and Quest shall on the Closing Date have delivered to the Vendors a certificate of a senior officer of the Purchaser and Quest, respectively, dated as of the Closing Date, to such effect.

       (c) The Vendors shall on the Closing Date have received an opinion of the Purchaser's and Quest's Canadian and U.S. counsel, dated as of the Closing Date, in form and substance acceptable to the Vendors, acting reasonably.

The foregoing conditions shall be for the sole benefit of the Vendors and may be waived in whole or in part by the Vendors' Agent in writing. Subject to the second sentence of Section 5.1, in the event that any of the foregoing conditions is not satisfied or waived by the Closing Date, the Vendors shall be entitled to terminate this Agreement by notice given to the Purchaser.

5.7    POST-CLOSING COVENANTS OF THE PURCHASER

       In addition to the other covenants of the Purchaser contemplated in this Agreement to be completed after the Closing, the Purchaser agrees to cause the
Company:

       (a) to file with the Canada Customs and Revenue Agency within 90 days after the Closing Date, the federal tax return of the Company (which, for greater certainty, shall include a claim for any applicable RDTOH Refund) for the taxation year end of the Company which, pursuant to subjection 249(4) of the Income Tax Act (Canada), will end immediately prior to the Closing;

       (b) with respect to all other tax returns not referred to in Section 5.7(a), to punctually (but in no event later than required by applicable tax legislation) execute and file all tax returns to enable the Company to receive the Tax Credits and the RDTOH Refund in a timely manner;

       (c) to allow the Vendors' Agent and its representatives reasonable access to the financial books and records of the Company so that the Vendors may confirm the Final Working Capital Payment and Final Company Transaction Expenses as contemplated in Section 2.7 and to obtain such information as is reasonably necessary to enable the preparation and filing of their respective tax returns;

       (d) to allow the Vendors' Agent and its representatives reasonable access to the books, records and other information of the Company as is reasonably necessary to enable the Vendors' Agent to assess and/or defend any claims made by the Purchaser against the Vendors for a breach of any representation, warranty or covenant under this Agreement or for a claim of indemnity under Article 10 or to otherwise enable either of the Vendors to fulfill their obligations contemplated by this Agreement;

       (e) not to refile with any taxing authorities any tax returns of the Company filed prior to the Closing Date unless such tax returns contain a material error or the refiling of such returns does not adversely affect any amounts payable to the Vendors under this Agreement or apply any loss carry-backs which would reduce amounts payable to the Vendors under Section 2.4;

       (f) to allow the Vendors' Agent and its representatives to assist representatives of the Company in pursuing the RDTOH Refund, any Tax Credits and the L Holdco RDTOH Note which would result in Additional Payments, and to allow the Vendors' Agent and its representatives the opportunity to review and comment on proposed submissions by the Company and its representatives to applicable authorities; and

       (g) to file with the Canada Customs and Revenue Agency within 90 days after the Closing Date, the federal tax return of L Holdco (which for greater certainty, shall include a claim for any refund of income taxes under subsection 129(1) of the Income Tax Act (Canada)) for the taxation year ends of L Holdco which, pursuant to subsection 249(4) of the Income Tax Act (Canada), will end immediately prior to the Closing.

The Purchaser shall not liable for breach of its covenants set out in Section 5.7(a) or 5.7(b) if any delays are caused by the failure of the Vendors to provide reasonable assistance to the Purchaser in respect of fulfillment of such covenants.

                                    ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                                   THE VENDORS

       The Company and the Vendors jointly and severally represent and warrant to the Purchaser as follows:

6.1    CORPORATE STATUS; ENFORCEABILITY

       (a) The Company is a corporation duly incorporated and validly existing under the laws of the Province of Ontario. Each of the Company's Subsidiaries is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

       (b) Each of the Company and its Subsidiaries have all requisite corporate power and authority to carry on its business as now being conducted or currently proposed to be conducted and to own, lease or operate the Assets now owned, leased or operated by it, and has no operations or employees and conducts no business outside of the provinces, states and countries listed in Section
              6.1 of the Disclosure Schedule. The Company's Subsidiaries do not own, lease or operate any assets other than office furnishings and equipment and automobiles used in the ordinary course of business and the lease of office space for the conduct of their business. The Company's Subsidiaries do not carry on any business other than acting primarily as sales and support representative offices for the Company's Software.

       (c) Each of the Company and its Subsidiaries is qualified to do business and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing would, individually or in the aggregate, have, or reasonably could be expected to have, a Material Adverse Effect.

       (d) The Company has all requisite corporate power and authority to enter into this Agreement and all agreements and other documents to be entered into in connection herewith and to consummate the transactions contemplated hereby and thereby.

       (e) All corporate action on the part of the Company and, to the extent applicable, its Subsidiaries and their respective directors and shareholders, necessary for the authorization, execution and delivery of this Agreement and all agreements and other documents to be entered into in connection herewith by the Company and, to the extent applicable, its Subsidiaries, and the performance of the obligations of the Company and, to the extent applicable, its Subsidiaries hereunder and thereunder, has been taken or will be taken prior to the Closing Date.

       (f) This Agreement has been, and all other agreements and other documents to be entered into in connection herewith have been or will be prior to or at the Closing, duly executed and delivered by, and this Agreement constitutes, and all agreements and other documents to be entered into in connection herewith constitute or will constitute prior to or at the Closing, legal, valid and binding obligations of, the Company and, to the extent applicable, its Subsidiaries, enforceable against the Company and its Subsidiaries in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, preference and other laws relating to or affecting enforcement of creditors' rights generally.

       (g) No dissolution, winding-up, bankruptcy, liquidation or similar proceedings have been commenced or are pending or proposed in respect of the Company or any of its Subsidiaries.

6.2    CAPITALIZATION

       (a) The authorized capital stock of the Company and each of its Subsidiaries, the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries, and all Company Options, in each case as of the date of this Agreement, are set forth in Part I of Section 6.2 of the Disclosure Schedule. The authorized capital stock of the Company and each of its Subsidiaries, the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries, and all Company Options, in each case as of the Closing Date, are set forth in
              Part II of Section 6.2 of the Disclosure Schedule.

       (b) All of the Company Shares and Company Options are owned, of record, only by the persons listed in Section 6.2 of the Disclosure Schedule, and Section 6.2 of the Disclosure Schedule sets forth a true, correct and complete list of the name and, to the knowledge of the Company and the Vendors address of each such person. Section 6.2 of the Disclosure Schedule sets forth the number of Company Shares and the number of shares of capital stock in the Company or any of its Subsidiaries issuable upon exercise of all Company Options, held by the holder thereof, including each Vendor. All of the issued and outstanding shares of capital stock of each of the Company's Subsidiaries are owned, of record and beneficially, by the Company.

       (c) All of the Company Shares and the shares of capital stock of each of the Company's Subsidiaries have been duly authorized, validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable corporate laws and all federal and provincial securities laws (including any filing, notice, qualification or registration requirements of any Governmental Authority).

       (d) Except for the Company Options set forth in Section 6.2 of the Disclosure Schedule, there are no options, warrants, calls, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including conversion or preemptive rights), written or oral, granted or issued by the Company or any Subsidiary of the Company providing for the purchase, issuance, sale or pledge of any shares of capital stock of the Company or any such Subsidiary or any securities convertible into or exchangeable for any shares of the capital stock of the Company or any such Subsidiary. As of the Closing Date, all of the Company Options will have been exercised or terminated.

       (e) Except as disclosed in Section 6.2(e) of the Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any such Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

       (f) Except as disclosed in Section 6.2(f) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of, and no rights of first refusal, co-sale rights, or other restrictions on transfer on or in respect of, the Company Shares or the shares of capital stock of any Subsidiary of the Company.

       (g) The Company is not a "reporting issuer" as defined in the Securities Act (Ontario), there is not a published market in respect of the Company Shares, and the number of holders of Company Shares is not more than fifty (50), exclusive of holders who are in the employment of the Company or a Subsidiary of the Company, and exclusive of holders who were formerly in the employment of the Company or a Subsidiary of the Company and who while in that employment were, and have continued after that employment to be, security holders of the Company.

6.3    NO CONFLICT

       Except as disclosed in Section 6.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the other agreements and documents to be entered into in connection herewith nor the completion of the sale and transfer of the Company Shares in accordance with the provisions hereof nor the consummation of the other transactions contemplated hereunder will result in or constitute any of the following:

       (a) a conflict with, violation of or default under, or any event that, with notice or lapse of time or both would be a default, breach or violation of any provision of the articles of incorporation or bylaws, unanimous shareholders agreement or other charter or governing corporate document of the Company or any of its Subsidiaries, any Material Authorization or any agreement, instrument or document to which the Company or any of its Subsidiaries is a party or by which it is bound;

       (b) an event that would permit any party to terminate any Material Contract or to accelerate the maturity of any obligation of or permit the subordination of any right of the Company or any of its Subsidiaries,

       (c) the termination or impairment of any of the Company's Intellectual Property;

       (d) the creation or imposition of any lien, charge, interest or encumbrance on any of the Assets of the Company or the Company Shares or Company Options, or of any new Liability exceeding $25,000 individually or $50,000 in the aggregate; or

       (e) a conflict with or violation or breach of any law, rule or regulation of any Governmental Authority, or any judgment, decree, order or injunction applicable to the Company or any of its Subsidiaries or the Assets;

or otherwise cause or could reasonably be expected to cause a Material Adverse Effect.

6.4    CULTURAL BUSINESS

       The Company Business is not a "Cultural Business" as such term is defined in Section 14.1(6) of the Investment Canada Act, as amended.

6.5    SUBSIDIARIES

       Section 6.5 of the Disclosure Schedule sets forth each Subsidiary of the Company and its jurisdiction of incorporation. Except as disclosed in Section
6.5 of the Disclosure Schedule, the Company has never been a subsidiary of any other entity and does not currently own, nor has it ever owned, directly or indirectly, any interest in any other corporation, partnership, association, joint venture or other entity. Neither the Company nor any of its Subsidiaries controls, directly or indirectly, the management or policies of any other corporation, partnership, association, joint venture or other entity.

6.6    FINANCIAL STATEMENTS

       (a) The internal financial books and records of the Company and its Subsidiaries from which the Financial Statements were prepared contain all financial information of any material nature in respect of the Company and its Subsidiaries, the Company Business and the Assets and do not contain any information that is false or misleading in any material respect.

       (b) Except as disclosed in Section 6.6 of the Disclosure Schedule, the Financial Statements and the unaudited quarterly consolidated financial statements of the Company and its Subsidiaries dated as of June 30, 2002, complete and correct copies of which have been delivered to the Purchaser: (i) were prepared in accordance with such books and records; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented; and (iii) accurately, completely and fairly present in all material respects the financial position of the Company and its Subsidiaries, taken as a whole, and the results of their operations and cash flows at the dates and for the periods reflected therein.

       (c) The reserves set forth in the Financial Statements are adequate in light of the contingencies with respect to which they were established.

       (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture agreement, partnership agreement or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such commitment, joint venture agreement, partnership agreement, similar contract or arrangement is to avoid disclosure in the Financial Statements of any material transaction involving the Company or any of its Subsidiaries or of any material Liabilities.

6.7    ABSENCE OF CERTAIN CHANGES

       Since March 31, 2002, except as set forth in Section 6.7 of the Disclosure Schedule, there has not been:

       (a) any event or occurrence relating to the Company or any of its Subsidiaries that has or could reasonably expected to have a Material Adverse Effect;

       (b) any Company Business or other activity of the Company or any of its Subsidiaries carried on other than in the ordinary course of business consistent with past practice;

       (c) except as contemplated in the Tax Reorganization Memo, the entering into of any agreement, commitment or transaction or the incurrence of any Liabilities outside the ordinary course of business consistent with past practice;

       (d) any increase in the compensation paid or payable by the Company or any of its Subsidiaries to any of their respective officers, directors or shareholders (other than employees of the Company or any of its Subsidiaries below the levels of Vice President and Director);

       (e) any increase in the compensation paid or payable by the Company or any of its Subsidiaries to any of their respective employees, agents, consultants or contractors outside the ordinary course of business consistent with past practice;

       (f) any settlement or payment of any portion of any Liability of the Company or any of its Subsidiaries to any of their Affiliates, or to any person associated or affiliated with any of their Affiliates,

       (g) any waiver or cancellation of any rights or claims, or any gifts by the Company or any of its Subsidiaries of cash or property with a value in excess of $25,000 in the aggregate;

       (h) except as contemplated in the Tax Reorganization Memo, any declaration, setting aside or payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, or any split-up or other recapitalization in respect of the capital stock of the Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any such capital stock, or any agreement to do any of the foregoing;

       (i) Liabilities incurred by the Company or any of its Subsidiaries outside of the normal course of business consistent with past practice and individually greater than $25,000;

       (j) any loan made or agreed to be made by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries become liable or agreed to become liable as a guarantor with respect to any loan or other liability;

       (k) any amendment to the articles of incorporation or bylaws or other charter or governing corporate documents of the Company or any of its Subsidiaries;

       (l) any change in the accounting methods, practices or policies followed by the Company or any of its Subsidiaries, whether for general financial or Tax purposes, from those in effect during the past three fiscal years of the Company and its Subsidiaries;

       (m) any sale, assignment, transfer, licensing or distribution of any interest or rights in the Company's Intellectual Property other than (i) licenses to customers to use Software on the Company's standard terms and conditions, and (ii) licenses to distribute JClass and XRT, provided such licenses to distribute restrict the licensee's ability to expose the applications programming interface;

       (n) any licensing by the Company or any of its Subsidiaries of any source code of the Software, other than licenses to customers of source code relating to the JClass or XRT products in the ordinary course of business;

       (o) any escrow or other deposit of a copy of the source code of the Software;

       (p) any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or encumbrance on, any Asset of the Company or any of its Subsidiaries in an amount exceeding $25,000 individually, other than licenses of products in the ordinary course of business consistent with past practice;

       (q) any capital expenditure commitments for additions to the Assets, not disclosed in the Financial Statements, constituting capital assets in an amount exceeding $10,000 individually;

       (r) any payment, discharge or satisfaction in an amount in excess of $50,000 in the aggregate, of any Liabilities, other than the payment, discharge or satisfaction of (i) obligations in the ordinary course of business consistent with past practice, and
              (ii) Liabilities reflected or reserved against in the Financial Statements;

       (s) any failure to pay or otherwise satisfy any Liabilities presently due and payable (other than Liabilities incurred within 90 days prior to the date of this Agreement) except such Liabilities which are being contested in good faith by appropriate means or proceedings diligently pursued;

       (t) except as contemplated in the Tax Reorganization Memo and other than pursuant to Company Options, any issuance of shares of capital stock of the Company or any of its Subsidiaries or any options, warrants, or other rights to purchase the shares of capital stock of the Company or any of its Subsidiaries;

       (u) any actual or, to the knowledge of the Company and the Vendors, threatened termination or loss of any Material Contract, any Material Authorization or other material revenue source;

       (v) any resignation or termination of any officer, employee or consultant of the Company or any of its Subsidiaries, or, to the knowledge of the Company and the Vendors, any impending or threatened resignation or termination of any such officer, employee or consultant;

       (w) except as contemplated in the Tax Reorganization Memo, the entering into of any transaction with any officer, director or shareholder of the Company or any of its Subsidiaries other than pursuant to any Material Contract;

       (x) any change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, the entering into any Tax allocation agreement, Tax sharing agreement, tax indemnity agreement, any settlement or compromise of any claim or assessment in respect of Taxes, or any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any taxing authority or otherwise; or

       (y) any agreement or commitment by the Company or any of its Subsidiaries to do any of the things described in this Section 6.7.

6.8    PROPERTIES

       Neither the Company nor any of its Subsidiaries owns or holds, or has owned or held, title to any real property. With respect to the Assets it leases, each of the Company and its Subsidiaries, as applicable, is in compliance with such leases and holds a valid leasehold interest in such Assets free of any liens, claims or encumbrances of any kind whatsoever. Section 6.8 of the Disclosure Schedule sets forth: (i) a true, correct and complete description of the Principal Assets, (ii) a true, correct and complete list of all leases or rental contracts under which the Company or any of its Subsidiaries is a lessee, lessor, sublessee or sublessor, and (iii) a true, correct and complete list of all equipment purchased by the Company within the thirty-six (36) month period immediately preceding the date of this Agreement and used by the Company or any of its Subsidiaries in the operation of its business which is owned or leased by the Company or any such Subsidiary and which had an original cost of $50,000 or more and which, in the reasonable opinion of the Company and the Vendors, could not be replaced for less than $25,000. Subject to any applicable Permitted Encumbrances, each of the Company and its Subsidiaries has beneficial ownership of and good and marketable title to all Assets that it owns and that are used in its operations or necessary for the conduct of the Company Business, and, except as disclosed in Section 6.8 of the Disclosure Schedule, such Assets are not subject to any mortgages, liens, pledges, loans or encumbrances of any kind whatsoever. All real and tangible personal property, including machinery, equipment and fixtures currently used in the operation of the Company Business is, and at the time of Closing will be, in good operating condition and repair, ordinary wear and tear excepted, and, in the reasonable opinion of the Company and the Vendors, are adequate and suitable for the purposes for which they are presently being used. All improvements on leased property used in the operation of the Company Business and the present use thereof are in accordance with all applicable laws and the agreements under which such improvements are leased. The accounting value of any fixed asset used in the operation of the Company Business has not been written up or down, other than pursuant to depreciation or amortization expenses in accordance with GAAP, applied on a consistent basis.

6.9    ACCOUNTS RECEIVABLE

       Section 6.9 of the Disclosure Schedule sets forth (i) a true, correct and complete list of the accounts receivable of the Company and each of its Subsidiaries as at September 30, 2002; and (ii) a complete and accurate schedule showing the aging of such accounts receivable. Such accounts receivable arose in bona-fide, arms length transactions in the ordinary course of business consistent with past practice and such accounts receivable are valid and binding obligations of the account debtors (which obligations are, to the knowledge of the Company and the Vendors, without counterclaims, set-offs or other defenses thereto). In the reasonable opinion of the Company and the Vendors, the amounts carried for doubtful accounts and allowances as at the date of this Agreement is sufficient. The values at which accounts receivable are carried on the books and records of the Company and its Subsidiaries reflect the accounts receivables valuation policy of the Company which is consistent with its past practice and in accordance with GAAP, applied on a consistent basis.

6.10   INDEBTEDNESS

       Section 6.10 of the Disclosure Schedule contains a true, correct and complete list of each and every agreement or other instrument under or pursuant to which the Company or any of its Subsidiaries has outstanding indebtedness for borrowed money. The Company has furnished the Purchaser with true, correct and complete copies of each such agreement and instrument, including all amendments with respect thereto through the date of this Agreement. Neither the Company nor any of its Subsidiaries is in default under any such agreement or instrument and, to the knowledge of the Company and the Vendors, no other party to any such agreement or instrument is in default under any such agreement or instrument.

6.11   LITIGATION

       (i) No litigation, arbitration or other judicial or regulatory proceeding is pending or, to the knowledge of the Company and the Vendors, threatened by or against the Company, any of its Subsidiaries, its or their Assets or the officers or directors of the Company or any of its Subsidiaries (in such capacity) before any court or any Governmental Authority and, (ii) to the knowledge of the Company and the Vendors, no facts exist which might form the basis for any such litigation, arbitration or other proceeding which would or could reasonably be expected to have a Material Adverse Effect. The Company is not the subject of any investigation for violation of any laws, regulations or administrative orders applicable to its business by any Governmental Authority or any other person, and no facts exist which might form the basis for any such investigation. There is no judgment, writ, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries or the Assets.

6.12   EMPLOYEES AND EMPLOYEE BENEFIT PLANS

       (a) Section 6.12(a) of the Disclosure Schedule sets forth a true, correct and complete listing of all of the employees of the Company and of each of its Subsidiaries and information with respect to each such employee's position, salary or wage, length of service, benefits entitlement and accrued holiday pay or paid vacation entitlement.

       (b) Any and all employment agreements, consulting agreements, directorship agreements, pension plan arrangements, benefits arrangements, union contracts and other labour contracts and arrangements, and all amendments thereto are listed in Section 6.12(b) of the Disclosure Schedule, and there are no employment agreements, consulting agreements, directorship contracts, pension plan arrangements, benefits arrangements, employee stock options, stock purchase, phantom stock or stock appreciation agreements, union contracts or other labour or personal service contracts to which the Company or any of its Subsidiaries is a party or by which it is bound other than those described in Section 6.12(b) of the Disclosure Schedule.

       (c) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent (i) holds bargaining rights with respect to the employees of the Company or any of its Subsidiaries by way of certification, interim certification, voluntary recognition, designation or successor rights or (ii) to the knowledge of the Company and the Vendors, has applied to be certified as the bargaining agent of the employees of the Company of any of its Subsidiaries.

       (d) Neither the Company nor any of its Subsidiaries is involved in any dispute, disagreement or grievance proceeding with any union or other labour organization representing any of the employees of the Company or any of its Subsidiaries.

       (e) To the knowledge of the Company and the Vendors, none of the current or former employees of the Company or any of its Subsidiaries is in violation of any term of any employment contract, or any other contract, agreement or commitment or of any fiduciary duty, relating to the relationship of any such employee with the Company or any of its Subsidiaries or, to the knowledge of the Company and the Vendors, any other party because of the nature of the Company Business.

       (f) Except as Disclosed in Section 6.12(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or consultant of the Company or any of its Subsidiaries to severance benefits or any other payment, or accelerate the time of payment or vesting, or increase the amount of, compensation due any such employee or consultant.

       (g) All independent contractors of the Company and each of its Subsidiaries have been properly classified and treated as independent contractors for the purposes of all applicable laws.

       (h) All salaries and wages paid and benefits made available by the Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws.

6.13   INSURANCE

       Section 6.13 of the Disclosure Schedule sets forth a true, correct and complete list and summary of all policies of insurance of any nature whatsoever maintained by the Company or any of its Subsidiaries, showing, among other things, the amount of coverage, the company issuing the policy, the expiration date of each policy and the amount of any premiums thereunder which are due and payable. Such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously since the dates of their respective purchase. True and correct copies of all current insurance policies of the Company and each of its Subsidiaries have been made available to the Purchaser for inspection. Neither the Company nor any of its Subsidiaries is in default under any of such policies, has not made any claim in respect of any such policies except as otherwise disclosed in Section 6.13 of the Disclosure Schedule, and neither the Company nor any of its Subsidiaries has failed to give any notice or to present any claim under any such policy in a due and timely fashion. Neither the Company nor any of its Subsidiaries has withheld any material facts with respect to the Company Business, operations, Assets or Liabilities, which, but for the transactions contemplated herein, would or could reasonably be expected to justify an insurer in reducing coverage or increasing premiums on existing policies. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

6.14   CONTRACTS AND PERMITS

       Part I of Section 6.14 of the Disclosure Schedule sets forth a true, correct and complete list of all Material Contracts, and Part II of Section 6.14 of the Disclosure Schedule sets forth a true, correct and complete list of all Material Authorizations. True and complete copies of each Material Authorization and written Material Contract and true and complete written summaries of each oral Material Contract have been delivered to the Purchaser. Except as set forth in Section 6.14 of the Disclosure Schedule:

       (a) each of the Material Contracts is a valid, binding and enforceable agreement of the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company and the Vendors, the other parties thereto, and will continue to be a valid, binding and enforceable agreement of the Company or its Subsidiary, as the case may be, and such other parties thereto after the Closing;

       (b) none of the Company, any of its Subsidiaries or any of the Vendors has any reason to believe that the Company or any of its Subsidiaries, as the case may be, will not be able to fulfill all of its material obligations under the Material Contracts which remain to be performed after the date hereof and neither the Company nor any of its Subsidiaries has been notified by any Governmental Authority or other party that such Governmental Authority or other party intends to cancel, terminate or modify any of such Material Contracts or the basis upon which the Company or any of its Subsidiaries is paid thereunder, and to the knowledge of the Company and the Vendors, there are no valid grounds for any such cancellation, termination or modification;

       (c) there has not occurred any material default (or event which upon the provision of notice or lapse of time or both would become a default) under any of the Material Contracts on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company and the Vendors, any other party thereto;

       (d) the Material Authorizations are the only governmental and other permits, licenses, franchises, and other certificates and authorizations that are required for and are material to the operation of the Company Business;

       (e) the Material Authorizations are in full force and effect and the continuing validity and effectiveness of such Material Authorizations will not be affected by the transactions contemplated by this Agreement;

       (f) the Company and each of its Subsidiaries is in compliance in all material respects with all conditions or requirements of the Material Authorizations, and neither the Company nor any of its Subsidiaries has been notified by any Governmental Authority that such authority intends to cancel, terminate or modify any of such Material Authorizations, and none of the Company, any of its Subsidiaries or any of the Vendors knows of any valid grounds for any such cancellation, termination or modification; and

       (g) neither the Company nor any of its Subsidiaries is contractually liable, nor has the Company or any of its Subsidiaries made any contract or arrangement whereby any of them may become liable, to any person for any royalty or other consideration for the use of any of the Principal Assets.

6.15   CORPORATE RECORDS

       The Company and the Vendors have provided to the Purchaser for its examination the corporate records and minute books of the Company and each of its Subsidiaries, which contain complete, accurate and up-to-date versions of:

       (a) the articles of incorporation and all by-laws, unanimous shareholder agreements and other charter or governing corporate documents of the Company and each of its Subsidiaries, each current to the date hereof;

       (b) minutes of all meetings of the directors and shareholders of the Company and each of its Subsidiaries held since the date of their respective incorporation, and copies of all written resolutions of the directors and shareholders of the Company and each of its Subsidiaries passed in lieu of the holding of meetings; and

       (c) registers of shareholders, share transfers, directors and officers of the Company and each of its Subsidiaries.

6.16   POWERS OF ATTORNEY; BANK ACCOUNTS

       Section 6.16 of the Disclosure Schedule sets forth a true, correct and complete list of (i) the names and addresses of all persons holding a power of attorney on behalf of the Company or any of its Subsidiaries; and (ii) the names and addresses of all banks or other financial institutions in which the Company or any of its Subsidiaries has an account, deposit, or safe-deposit box, with the number and a description of the account and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

6.17   ENVIRONMENTAL MATTERS

       Neither the Company nor any of its Subsidiaries has received any notices, directives, violation reports, actions or claims from or by any Governmental Authority concerning the Company or any of its Subsidiaries and any Environmental Laws or any person alleging that conditions at any real properties leased by the Company or any of its Subsidiaries have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including damage to natural resources, and no such notices, directives, violation reports, actions, claims, assessments or allegations exist. Throughout the period of operation of any real properties by the Company or any of its Subsidiaries, (i) the Company and each of its Subsidiaries have operated and continue to operate such real properties in compliance with all Environmental Laws; (ii) there has been no spill, discharge, release, contamination or cleanup of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by the Company or any of its Subsidiaries at such real properties; (iii) neither the Company nor any of its Subsidiaries has used, generated, treated, stored, disposed of, handled, transported or released any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; (iv) to the knowledge of the Company and the Vendors, there are no facts, events, or conditions (including the generation, treatment, transport, storage, emission, disposal, release or other placement, deposit or location of any substance) which interfere with or prevent continued compliance by the Company and each of its Subsidiaries with, or give rise to any present or potential liability (including with respect to past activities) of the Company or any of its Subsidiaries under any Environmental Laws; and (v) the Company and each of its Subsidiaries have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws.

6.18   AFFILIATE RELATIONSHIPS

       Except as set forth in Section 6.18 of the Disclosure Schedule, no Vendor, officer, director or, to the knowledge of the Vendors and the Company, shareholder of the Company or any of its Subsidiaries (nor, to the knowledge of the Vendors and the Company, any spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest) has or has had, directly or indirectly, (i) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any products or services; or
(ii) a beneficial interest in any contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of the Assets is bound; provided that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section.

6.19   NO TERMINATION OF BUSINESS RELATIONSHIP

       Except as disclosed in Section 6.19 of the Disclosure Schedule, none of the entities, governmental or otherwise, with which the Company or any of its Subsidiaries has a material business relationship or any other present material customer of the Company or any of its Subsidiaries has given notice or other indication of any intention to cancel or otherwise terminate a material business relationship with the Company or any of its Subsidiaries and neither the Company nor any of the Vendors has any knowledge of any event (including the transactions contemplated hereby) which would precipitate the cancellation or termination of, or entitle any such entity or material customer to terminate, such a business relationship.

6.20   COMPLIANCE WITH LAW; REQUISITE APPROVALS

       (a) The business and operations of the Company and each of its Subsidiaries have been and are being conducted in compliance, in all material respects, with all laws, rules, regulations and regulatory licensing requirements applicable thereto, including federal, provincial and local laws and regulations affecting the protection of consumers and the health and safety of employees and equal employment opportunities except where such non-compliance would not have a Material Adverse Effect.

       (b) Section 6.20 of the Disclosure Schedule sets forth a true, correct and complete list of all Requisite Approvals, and all Requisite Approvals have been obtained and are in full force and effect.

       (c) Neither the Company nor any of its Subsidiaries nor any of the Vendors are bound by any oral or written agreement with any third party to sell the Company or any of its Subsidiaries or any interest in the Company or any of its Subsidiaries or the Assets, including by way of merger, asset sale, sale of shares or otherwise.

6.21   INTELLECTUAL PROPERTY

       Except as set forth in Section 6.21 of the Disclosure Schedule:

       (a) The Company owns exclusively or has all rights, free and clear of all Encumbrances and restrictions (other than restrictions in the agreements that created such rights, except to the extent otherwise required to be disclosed hereunder), to all Intellectual Property, Software and Hardware necessary and reasonably required for the Company Business as now conducted, and the Company is not infringing upon the right of any person under or with respect to any of the foregoing. In furtherance and not in limitation of the foregoing, to the knowledge of the Company and the Vendors, no activity of the Company or its Subsidiaries in relation to the Company Products, including the reproduction, use, and sale or distribution of all or any part thereof by them, infringes any Intellectual Property right of any third party.

       (b) No claim has been made or threatened (and to the knowledge of the Company and the Vendors, there are no specific claims that are likely to be asserted against the Company or any of its Subsidiaries) that the Intellectual Property rights of any third party or of any party to this Agreement other than the Company have been infringed by the Company or any of its Subsidiaries or, to the knowledge of the Company and the Vendors, by any person for whom the Company or any of its Subsidiaries is legally or contractually responsible, nor has any claim been made against the Company or any of its Subsidiaries or, to the knowledge of the Company and the Vendors, against any third party or, to the knowledge of the Company and the Vendors, threatened against the Company, any of its Subsidiaries or against any third party seeking to challenge, deny or restrict the use, license, sublicense, distribution, display, copying, transmission or creation of derivative works of any of the Company Products or the making, using, licensing or selling of the Company Products by the Company, its Subsidiaries or its distributors.

       (c) Section 6.21 of the Disclosure Schedule sets forth a complete listing of all source code relating to the Proprietary Software or, to the extent it is in the Company's possession and control, the Licensed Software, identifies each location of any copy of such source code (other than customer copies of source code relating to the Olectra, JClass or XRT products licensed by customers of the Company in the ordinary course of business or any copies thereof made or distributed by or for such customers), and identifies each patent, trademark registration, service mark registration, domain name registration and copyright registration with respect to the Intellectual Property, which is owned by the Company, has been issued to the Company or has been submitted or applied for by the Company for issuance or registration and lists the application and registration number, date of application, date of registration, names of all registered owners and the country of filing for each such right, if applicable. All applications for registration of such Intellectual Property were, to the knowledge of the Company and the Vendors, true and accurate at the time of filing. The Company does not own any patents and has not filed any patent applications. Neither the Company nor any of its Subsidiaries have received notice of, nor does the Company or any of the Vendors have any knowledge of, any registrar proceeding or third party oppositions having been commenced or threatened against such registrations or applications, and all registration and maintenance fees to maintain such Intellectual Property which have become due and payable, and all invoiced professional fees incurred in connection therewith, have been paid or accrued on the Company's books and records.

       (d) The Principal Assets include all of the Software and Intellectual Property used in or currently required to conduct the Company Business and all Software and Intellectual Property required for products under development by the Company as of the date hereof.

       (e) The Company and its Subsidiaries have taken or are taking all actions that they are contractually obligated to take, and are taking all actions that, at the time they were taken, were customary and reasonable, to protect the confidentiality of the Software and of the Intellectual Property owned or licensed by the Company and its Subsidiaries (it being understood that the Company will have disclosed such of its Intellectual Property as necessary and required to support applications and registrations of patents, trade-marks and copyrights). There has been no release of any source code relating to the Software from any escrow pursuant to which such source code is held by a third party. Except as set forth in Section 6.21 of the Disclosure Schedule, all of the current and former employees of the Company and of each of its Subsidiaries developing, modifying or supporting the Proprietary Software have executed a Proprietary Rights Agreement in the Company's standard form at the time of such execution, a substantially similar copy of which standard form has been provided to the Purchaser.

       (f) Except as set forth in Section 6.21 of the Disclosure Schedule, there are no outstanding options, licenses, or agreements of the Company or any of its Subsidiaries of any kind relating to the provision of the Proprietary Software, the Company Products or the Company's Intellectual Property other than licenses to use or distribute granted by or to the Company in the ordinary course of business consistent with past practice, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person other than licenses for Licensed Software and other licenses for software or other Intellectual Property used by the Company in the ordinary course of business. Neither the Company nor any of its Subsidiaries have granted (other than licenses of source code relating to the Olectra, JClass or XRT products to customers in the ordinary course of business) (i) a development license in relation to its Proprietary Software or in relation to its Intellectual Property, or (ii) any right (including an escrow agreement) capable of being converted into a development license in relation to its Proprietary Software or in relation to its Intellectual Property, nor has any one of them otherwise disclosed, licensed, transferred or released the source code of any of its Proprietary Software to any person other than disclosures to those of its employees and contractors involved in the development, modification or support of the Proprietary Software.

       (g) To the knowledge of the Company and the Vendors, no person has interfered with, infringed upon or misappropriated any rights of the Company or its Subsidiaries with respect to the Software or the Company's Intellectual Property or illegally exported the Software.

       (h)    To the knowledge of the Company and the Vendors:

              (i) no current or former employees, consultants, contractors or agents of the Company or any of its Subsidiaries have misappropriated any Intellectual Property of any other person in the course of the performance of their duties as employees, consultants, contractors or agents of the Company or its Subsidiaries;

              (ii) none of the employees of the Company or any of its Subsidiaries is obligated under any fiduciary duty or any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or Governmental Authority, that interferes with such employee carrying out his or her duties to the Company and its Subsidiaries or that conflicts with the Company Business as now conducted; and

              (iii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, nor the carrying on of the Company Business by the employees of the Company and of its Subsidiaries, nor the conduct of the Company Business as now conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or a violation of any fiduciary duty or any contract, covenant or instrument under which any of such employees is now obligated.

       (i) It is not and will not be necessary to utilize any Intellectual Property owned by any of the current or former employees of the Company or any of its Subsidiaries prior to their employment by the Company or its Subsidiaries (which has not since such hiring been purchased by the Company or its Subsidiaries), and none of the Vendors has any right, title or interest, individually or jointly with the Company or any other party, in or to any of the Software or the Company's Intellectual Property.

       (j) The Intellectual Property owned by or, to the knowledge of the Company and the Vendors, licensed to the Company is subsisting, valid and enforceable and has not been adjudged invalid or unenforceable in whole or in part. Neither the Company, nor any of its Subsidiaries has received any written legal opinion or notification from any regulatory authorities that any of their respective Intellectual Property is invalid, unregistrable or unenforceable. The Company has not abandoned any trademark, copyright or other applications relating to the Proprietary Software.

       (k) The Company has obtained all approvals necessary for exporting the Company Products outside the United States or Canada and importing the Company Products into any country in which the Company Products are now sold or licensed for use, and all such export and import approvals in the United States and Canada and throughout the world are valid, current and in full force and effect.

       (l) Section 6.21 of the Disclosure Schedule sets forth a true, correct and complete list of all Proprietary Software and of any restrictions on the Company's right to use, modify, incorporate, bundle or distribute any Proprietary Software. Neither the Company nor any of its Subsidiaries have violated or are violating any license, sublicense, or agreement with respect to any Software.

       (m) Subject to any agreed restrictions in connection with Licensed Software as set forth in the license agreement for such Licensed Software, the Company is entitled to make, use, sell, transmit, display, copy or otherwise reproduce, develop, distribute, bundle, modify or otherwise create derivative works regarding, market, license, sublicense and assign the Proprietary Software and the Company's Intellectual Property, and otherwise exploit all the rights related thereto, in the ordinary course of Company Business. With respect to each license or agreement by which the Company has obtained the rights to exploit the Intellectual Property rights of any other person, including the rights to make, use, sell, transmit, display, copy or otherwise reproduce, develop, distribute, bundle, modify or otherwise create derivative works regarding, market, license, sublicense or assign Intellectual Property or by which the Company has granted to any third party the right to so exploit Intellectual Property:

              (i) such license or agreement is a valid, binding and enforceable agreement of the Company or a Subsidiary of the Company, as the case may be, and represents the entire agreement between the parties thereto with respect to the subject matter thereof;

              (ii) subject to Section 6.21 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not constitute a breach or default under such license or agreement, or otherwise give any party thereto a right to terminate or amend such license or agreement;

              (iii) with respect to each such license or agreement, (A) the Company has not received any written notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms, (B) the Company has not received any written notice of a breach or default under such license or agreement which breach or default has not been cured or is not curable, and (C) the Company has not granted to any other person any rights, adverse or otherwise, under such license or agreement, except as permitted therein; and

              (iv) to the knowledge of the Company and the Vendors, no other party to such license or agreement is in breach or default thereof and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement.

       (n) No person has revoked the right of the Company to display, reproduce, distribute, create derivative works regarding, market, license, sublicense or otherwise exploit the use of any Intellectual Property owned or controlled by such person.

       (o) The Company Products function and perform in all material respects in accordance with the functional and performance characteristics attributed to the Company Products in the Company's marketing materials and in the related technical specifications for the time periods under their applicable warranties. Section 6.21 of the Disclosure Schedule contains a complete listing of all warranty claims that required repayment to any customers of the Company during the twenty-four (24) month period preceding the Closing Date. To the knowledge of the Company and the Vendors, the Software is free of all viruses, worms, Trojan horses and other known contaminants, and the Software has no problems known to the Vendors that following Closing would result in (i) gross revenue derived from the sale of Company Products for the 12-month period ending October 31, 2003 to decrease by more than 25% as compared to the 12-month period ending October 31, 2002, or (ii) the value of warranty claims on sold Company Products to exceed 10% of the value of the revenues derived from the sale of such Company Products over the 12-month period ending on the first anniversary of the Closing Date.

       (p) All Proprietary Software and, to the knowledge of the Company and the Vendors, all Licensed Software which forms a part of the Company's or its Subsidiaries' current product offerings or in respect of which a warranty claim could be made, is Year 2000 Compliant, and to the knowledge of the Company and the Vendors, all other software currently used by the Company in the ordinary course of its business is Year 2000 Compliant.

       (q) Neither the Company nor any of its Subsidiaries have received notice of, nor, to the knowledge of the Company and the Vendors, is there any law, regulation, order, action or proceeding (other than export regulations of general application not specifically pertaining to software or encryption) that restricts, or that could reasonably be expected to restrict in any manner, the development, use, export, import, transfer or licensing of any of the Company Products or the Company's Intellectual Property or that could reasonably be expected to affect the validity, use, registration or enforceability of any of the Company's Intellectual Property.

       (r) Section 6.21 of the Disclosure Schedule sets forth the current standard Warranty Obligations contained in the Company's standard licensing agreement and a true, correct and complete list of (a) all contracts containing other Warranty Obligations individually exceeding $100,000 in force and effect that have not been contained in the Company's standard form agreements and the duration of each such other Warranty Obligation, (b) each of the material Warranty Obligations which is, to the knowledge of the Company and the Vendors, the subject of any dispute or threatened dispute, and (c) any unsatisfied material claims under any Warranty Obligations. None of the employees or agents of the Company or any of its Subsidiaries are authorized to undertake obligations to any customer or other person in excess of such Warranty Obligations other than pursuant to the terms of contracts for professional services engagements for training, installation and implementation services provided by the Company and/or its Subsidiaries. The Financial Statements reflect adequate reserves for Warranty Obligations in accordance with GAAP.

       (s) The computer system or other similar device used by the Electronic Documents System operates properly, or if not, the fact of its operating improperly does not affect the integrity of any electronic document in such a way as to materially adversely affect the Company Business and there are no other reasonable grounds to doubt the integrity of the Electronic Documents System.

       (t) None of the Proprietary Software or, to the knowledge of the Vendors or the Company, Licensed Software is subject to any "copyleft" or other similar obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Proprietary Software or Licensed Software on, the use, disclosure, licensing or distribution of any source code for any portion of such Proprietary Software or Licensed Software, or (ii) could require the use, disclosure, licensing or distribution of any Proprietary Software or, to the knowledge of the Company and the Vendors, Licensed Software at a reduced or discounted royalty rate or for free.

6.22   BROKERS OR FINDERS

       Neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby other than as contemplated by the JP Morgan Letter Agreements.

6.23   TAXES

       (a) Except in respect of its Subsidiaries, the Company is not by agreement or otherwise subject to taxation by any jurisdiction outside of Canada, and no claim has ever been made by a taxing authority of any jurisdiction in which the Company does not file Tax returns that the Company is or may be subject to taxation by that jurisdiction.

       (b) Except as set forth in Section 6.23 of the Disclosure Schedule, the Company and each of its Subsidiaries has in a timely manner filed all Tax returns required to be filed by it, and, as at the date of this Agreement and as at the Closing Date, has paid all Taxes required to be paid by it, and adequate provision has been made in the Financial Statements for all Taxes of any nature whatsoever for which the Company or any of its Subsidiaries may at any time in the future have any liability or obligation in respect of operations, activities or transactions occurring prior to the Closing Date.

       (c) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee of the Company or any of its Subsidiaries, creditor or independent contractor.

       (d) There are no actions by any taxing authority in connection with assessing additional Taxes against or in respect of the Company or any of its Subsidiaries for any past period. To the knowledge of the Company and the Vendors, there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries threatened, claimed or raised by any taxing authority. There are no liens for Taxes upon the Assets.

       (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax returns required to be filed by, or which include or are treated as including, the Company or any of its Subsidiaries or with respect to any Tax assessment or deficiency affecting the Company or any of its Subsidiaries.

       (f) Neither the Company nor any of its Subsidiaries is a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

6.24   NO UNDISCLOSED LIABILITIES

       Except for Liabilities expressly disclosed in the Financial Statements, Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2002, and the Liabilities specifically disclosed in
Section 6.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities exceeding $25,000 individually or $100,000 in the aggregate.

6.25   CHANGE OF CONTROL PAYMENTS

       Except as disclosed in Section 6.25 of the Disclosure Schedule, there are no agreements, commitments, employment policies, plans or arrangements binding on the Company or any of its Subsidiaries pursuant to which any amounts may become payable by the Company or any of its Subsidiaries (whether currently or in the future) to current or former officers, directors or employees of the Company or any of its Subsidiaries or others as a result of or in connection with the transactions contemplated by this Agreement.

6.26   WORKERS' COMPENSATION

       The Company and each of its Subsidiaries have continually observed and are presently in full compliance with all workers' compensation and similar legislation, and there are no pending claims against the Company or any of its Subsidiaries under any workers' compensation plan.

6.27   STOCK RIGHTS

       Other than pursuant to the Company Options, neither the Company nor any of its Subsidiaries is obligated to issue any shares of its capital stock under any written or unwritten agreement or contingent obligation whatsoever.

6.28   U.S. ANTITRUST LAWS

       The Company (including all entities controlled by the Company within the meaning of the Regulations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) does not hold assets located in the United States (other than investment assets, voting or non-voting securities of another person and assets included pursuant to Section 801.40(d)(2) of the Regulations under the Hart-Scott Rodino Antitrust Improvements Act of 1976) having an aggregate total value of over $50,000,000, nor did it make aggregate sales in or into the United States of over $50,000,000 in its most recent fiscal year.

6.29   SITRAKA SHARECO INC.

       Sitraka Shareco Inc. has never conducted any business other than the purchase of Company Shares from employees of the Company whose employment has been terminated and the borrowing of money from the Company for that purpose, and immediately prior to the effectiveness of the transactions contemplated in step 7 of the Tax Reorganization Memo will have no assets other than Company Shares and no Liabilities, except as provided in step 7 of the Tax Reorganization Memo (provided that for the purposes of the definition of "Liabilities", references to the "Company" shall be read as references to "Sitraka Shareco Inc.").

6.30   DISCLOSURE

       No statement (including the representations and warranties set forth in Articles 6 and 7 of this Agreement) by the Company or any of the Vendors contained in this Agreement, the other agreements and documents to be entered into or filed in connection herewith, the exhibits and schedules attached hereto and any document, written statement or certificate to be furnished to the Purchaser and its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                    ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

7.1    REPRESENTATIONS AND WARRANTIES OF EACH VENDOR

       Each Vendor represents and warrants to the Purchaser, with respect to itself only, as follows:

       (a) Such Vendor holds of record and owns beneficially the number of Company Shares set forth opposite its name on Section 6.2 of the Disclosure Schedule. Such Vendor has good and marketable title to the Company Shares held by it. The Company Shares held by such Vendor will be transferred to the Purchaser at

              Closing, free and clear of all liens, encumbrances, security interests, restrictions on transfer, Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or other interests of third parties of any nature whatsoever. Such Vendor holds no Company Options.

       (b) Except as provided in the Tax Reorganization Memo, such Vendor is not a party to any option, warrant, purchase right or other contract or commitment that could require such Vendor to sell, transfer or otherwise dispose of any of the Company Shares to another person as a consequence of entering into this Agreement or otherwise.

       (c) All corporate action on the part of the Company and its Subsidiaries and, to the extent applicable, their respective directors and shareholders, necessary for the authorization, execution and delivery of this Agreement and all agreements and other documents to be entered into in connection herewith, and the performance of the obligations of the Vendors hereunder and thereunder, has been taken.

       (d) This Agreement and all agreements and other documents to be entered into by such Vendor in connection herewith have been or will, on or prior to the Closing Date, be duly executed and delivered by, and constitute legal, valid and binding obligations of, such Vendor, enforceable against such Vendor in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, preference and other laws relating to or affecting enforcement of creditors' rights generally.

       (e) Neither the execution and delivery of this Agreement and the other agreements and documents to be entered into in connection herewith nor the completion of the sale and transfer of the Company Shares in accordance with the provisions hereof nor the consummation of the other transactions contemplated hereunder or under such other agreements and documents will result in or constitute any of the following:

              (i) a conflict with, violation of or default under, or any event that, with notice or lapse of time or both would be a default, breach or violation of any agreement, instrument or document to which such Vendor is a party or by which it is bound (other than the agreements contemplated in Section 5.2(m), which agreements shall be terminated effective upon the Closing);

              (ii) the creation or imposition of any lien, charge, interest or encumbrance on any of the Company Shares of such Vendor; or

              (iii) a conflict with or violation or breach of any law, rule or regulation of any Governmental Authority, or any judgment, decree, order or injunction applicable to such Vendor.

       (f) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by such Vendor in connection with (i) the execution and delivery of this Agreement and the other agreements and documents to be entered into in connection herewith, (ii) the completion of the sale and transfer of the Company Shares owned by such Vendor in accordance with the provisions hereof, or (iii) the consummation of the other transactions contemplated hereunder or under such other agreements and documents.

       (g) No bankruptcy or similar proceedings have been commenced or are pending or proposed in respect of such Vendor.

       (h) No litigation, arbitration or other judicial or regulatory proceeding is pending or, to the knowledge of such Vendor, threatened by or against such Vendor before any court or any Governmental Authority which could reasonably be expected to have a material adverse effect on the ability of such Vendor to consummate the transactions contemplated hereunder and under the other agreements and documents to be entered into in connection herewith.

       (i) Except as set forth in Section 7.1 of the Disclosure Schedule, such Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

7.2    REPRESENTATIONS AND WARRANTIES OF VENDOR CORPORATIONS

       Each of the Vendors that is a corporation represents and warrants to the Purchaser, with respect to itself only, as follows:

       (a) Such Vendor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

       (b) Such Vendor has all requisite corporate power and authority to enter into this Agreement and all agreements and other documents to be entered into by it in connection herewith and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of such Vendor necessary for the authorization, execution and delivery of this Agreement and all other agreements to be entered into in connection herewith by it, and the performance of the obligations of such Vendor hereunder and thereunder, has been taken.

       (c) Neither the execution and delivery of this Agreement and the other agreements and documents to be entered into in connection herewith nor the completion of the sale and transfer of the Company Shares owned by such Vendor in accordance with the provisions hereof nor the consummation of the other transactions contemplated hereunder will result in or constitute a default under, or be in contravention or breach of any provision of, the articles of incorporation, bylaws, unanimous shareholders agreement or other charter or governing corporate document of such Vendor.

7.3    REPRESENTATIONS AND WARRANTIES OF LYCKLAMA AND L NEWCO

       Lycklama and L Newco jointly and severally represent and warrant to the Purchaser as follows:

       (a) As of the Closing, L Holdco will not be conducting any active business and will have no assets (other than the Company Shares referred to in Section 1.3(d)) and no Liabilities other than the L Holdco RDTOH Note (provided that for the purposes of the definition of "Liabilities", references to the "Company" shall be read as references to "L Holdco").

       (b) As of the Closing, the following representations and warranties will be true and correct when read as if references therein to (1) the "Company" were read as references to "L Holdco", (2) except for purposes of Section 6.3, "Company Shares" were read as references to shares of any class of L Holdco and (3) "Company Options" were read as if the definition of "Company Options" referred to "L Holdco" instead of the "Company"):

              (i)    Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e) and 6.2(f)
                     (provided that references to Section 6.2 of the Disclosure Schedule shall be read as references to Section 7.3.2 of the Disclosure Schedule);

              (ii) Section 6.3(a) (provided that the reference to "any Material Authorization" shall be deleted therefrom) or (e) (provided that references to Section 6.3 of the Disclosure Schedule shall be read as references to Section 7.3.3 of the Disclosure Schedule);

              (iii) Section 6.5 (provided that the second sentence thereof shall be modified to delete the phrases "has never been a subsidiary of any other entity and", and ", nor has it ever owned," (provided that references to Section 6.5 of the Disclosure Schedule shall be read as references to Section
                     7.3.5 of the Disclosure Schedule);

              (iv) Sections 6.10, 6.11, 6.15 and 6.17 (provided that the references therein to "and the Vendors" shall be deemed to amended to be read as references to ", L Newco and Lycklama") (provided that references to Sections 6.10, 6.11, 6.15 and 6.17 of the Disclosure Schedule shall be read as references to Sections 7.3.10, 7.3.11, 7.3.15 and
                     7.3.17 of the Disclosure Schedule);

              (v) Section 6.16 (provided that references to Section 6.16 of the Disclosure Schedule shall be read as references to
                     Section 7.3.16 of the Disclosure Schedule);

              (vi) Section 6.23 (provided that references to Section 6.23 of the Disclosure Schedule shall be read as references to
                     Section 7.3.23 of the Disclosure Schedule);

              (vii)  Section 6.26; and

              (viii) Section 6.27 (provided that the reference to "Other than
                     Company Options" shall be deemed to have been deleted therefrom).

                                    ARTICLE 8
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       The Purchaser represents and warrants to the Vendors as follows:

8.1    CORPORATE STATUS; ENFORCEABILITY

       (a) The Purchaser is a corporation duly incorporated under the Business Corporations Act (Alberta).

       (b) The Purchaser has all requisite corporate power and authority to enter into this Agreement and all agreements and other documents to be entered into by it in connection herewith and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement and all agreements and other documents to be entered into in connection herewith by it, and the performance of the obligations of the Purchaser hereunder and thereunder, has been taken.

       (c) This Agreement has been, and all other agreements and other documents to be entered into by the Purchaser in connection herewith will be prior to or at the Closing, duly executed and delivered, and this Agreement constitutes (or, in the case of agreements other than this Agreement, will constitute prior to or at the Closing) legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, preference and other laws relating to or affecting enforcement of creditors' rights generally.

8.2    NO CONFLICT

       Neither the execution and delivery of this Agreement and the other agreements and documents to be entered into in connection herewith nor the completion of the purchase and transfer of the Company Shares in accordance with the provisions hereof nor the consummation of the other transactions contemplated hereunder will result in or constitute any of the following:

       (a) a conflict with, violation of or default under, or any event that, with notice or lapse of time or both would be a default, breach or violation of the articles of incorporation, bylaws, unanimous shareholders agreement or other charter or governing corporate document of the Purchaser or any agreement, instrument or document to which the Purchaser is a party or by which it is bound;

       (b) the creation or imposition of any lien, charge, interest or encumbrance on any of the assets of the Purchaser; or

       (c) a conflict with or violation or breach of any law, rule or regulation of any Governmental Authority, or any judgment, decree, order or injunction applicable to the Purchaser.

8.3    GOVERNMENTAL APPROVALS

       No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by the Purchaser in connection with (i) the execution and delivery of this Agreement and the other agreements and documents to be entered into in connection herewith, (ii) the completion of the purchase and transfer of the Company Shares owned by the Vendors in accordance with the provisions hereof, or
(iii) the consummation of the other transactions contemplated hereunder or under such other agreements and documents, other than the filing of a notification with Industry Canada pursuant to Section 12 of the Investment Canada Act.

8.4    LITIGATION

       No litigation, arbitration or other judicial or regulatory proceeding is pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser before any court or any Governmental Authority which could reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereunder and under the other agreements and documents to be entered into in connection herewith.

8.5    COMPLIANCE WITH LAW

       The business and operations of the Purchaser have been and are being conducted in compliance, in all material respects, with all laws, rules, regulations and licensing requirements applicable thereto.

8.6    BROKERS OR FINDERS

       The Purchaser has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                    ARTICLE 9
                     REPRESENTATIONS AND WARRANTIES OF QUEST

       Quest represents and warrants to the Vendors as follows:

9.1    CORPORATE STATUS; ENFORCEABILITY

       (a) Quest is a corporation duly incorporated and validly existing under the laws of the State of California.

       (b) Quest has all requisite corporate power and authority to enter into this Agreement and all agreements and other documents to be entered into by it in connection herewith and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of Quest necessary for the authorization, execution and delivery of this Agreement and all agreements and other documents to be entered into in connection herewith by it, and the performance of the obligations of Quest hereunder and thereunder, has been taken.

       (c) This Agreement has been, and all other agreements and other documents to be entered into by Quest in connection herewith will be prior to or at the Closing, duly executed and delivered, and this Agreement constitutes (or, in the case of agreements other than this Agreement, will constitute prior to or at the Closing) legal, valid and binding obligations of Quest, enforceable against Quest in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, preference and other laws relating to or affecting enforcement of creditors' rights generally.

       9.2    NO CONFLICT

       Neither the execution and delivery of this Agreement and the other agreements and documents to be entered into in connection herewith nor the consummation of the other transactions contemplated hereunder will result in or constitute any of the following:

       (a) a conflict with, violation of or default under, or any event that, with notice or lapse of time or both would be a default, breach or violation of the articles of incorporation, bylaws, or other charter or governing corporate document of Quest or any agreement, instrument or document to which Quest is a party or by which it is bound;

       (b) the creation or imposition of any lien, charge, interest or encumbrance on any of the assets of Quest; or

       (c) a conflict with or violation or breach of any law, rule or regulation of any Governmental Authority, or any judgment, decree, order or injunction applicable to Quest.

9.3    GOVERNMENTAL APPROVALS

       No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained by Quest in connection with (i) the execution and delivery of this Agreement and the other agreements and documents to be entered into in connection herewith, or (ii) the consummation of the other transactions contemplated hereunder or under such other agreements and documents, other than the filing of a notification with Industry Canada pursuant to Section 12 of the Investment Canada Act.

                                   ARTICLE 10
                         INDEMNIFICATION AND ESCROW FUND

10.1   INDEMNITY AND ESCROW FUND

       (a) Subject to the limitations contained in this Article 10, the Vendors shall indemnify and hold harmless the Purchaser from and against any and all liability, loss, costs, expenses, claims or damages of any nature (after taking into account any insurance proceeds in respect of any such liability, loss, costs, expenses, claims or damages received after the Closing Date by the Company or the

              Purchaser under their respective insurance policies), including reasonable legal costs on a full indemnity basis, reasonable accountants' fees, and all other reasonable costs and expenses of litigation, investigation, defense or settlement of claims (including costs of all appeals related thereto) or threats thereof and amounts paid in settlement to the extent of the amount of such liability, loss, cost, expense, claim or other damage suffered or incurred by the Purchaser (whether directly or by virtue of any third party claim) (collectively, "Claims") by reason of:

              (i) the breach by any of the Vendors of any representation, warranty, covenant, agreement or other obligation of the Vendors or any of them hereunder,

              (ii) the breach by the Company of any representation or warranty hereunder, or

              (iii) the breach by the Company of any covenant, agreement or other obligation hereunder, to the extent that such covenant agreement or other obligation is to be performed at or prior to the Closing, but excluding any such breaches disclosed to, and waived in writing by, the Purchaser prior to the Closing (collectively, "Damages").

       (b) From and after the Closing Date, the Vendors shall (subject to the provisions of 10.7(c) and the other provisions of this Article 10) indemnify and hold harmless the Purchaser from and against any and all Claims arising out of, relating to or resulting from the items described in Schedule H (provided that in respect of paragraph 7 of Schedule H, such indemnity shall be limited to out-of-pocket costs and expenses up to $20,000).

       (c) To secure performance of the indemnification obligations set forth in Sections 10.1(a) and 10.1(b), but not in limitation of the obligations of the Vendors under Section 10.7, cash in the amount of Five Million Two Hundred Thousand Dollars ($5,200,000) (the "Escrow Amount") shall be withheld in the aggregate from the Purchase Price by the Purchaser and from the Option Holders Base Payment by the Company, and deposited by the Purchaser and the Company in the Escrow Fund on the Closing Date. The Escrow Amount shall consist of (i) the Vendors' ratable share of the Escrow Amount, (ii) the Selling Option Holders' ratable share of the Escrow Amount, and (iii) the ratable share of the Escrow Amount in respect of the Remaining Shareholders and the Remaining Option Holders, subject to the provisions of Sections 3.10(d) and (e). The Purchaser shall also deposit in the Escrow Fund the amounts, if any, to be deposited therein in accordance with Sections 2.4(a)(iii)(B) and 2.7(B).

       (d) The Escrow Fund shall be governed by the terms set forth herein and in the Escrow Agreement and shall be held by the Escrow Agent for the benefit of the Purchaser, the Vendors, the Selling Option Holders and, subject to the provisions of Sections 3.10(d) and (e), the Remaining Shareholders and the Remaining Option Holders.

       (e) The parties acknowledge and agree that (i) the Purchaser shall be entitled to obtain compensation for Damages from the Escrow Fund for any breach of any representation or warranty set forth in
              Article 6 and for any breach by the Company of any covenant, agreement or other obligation of the Company hereunder to be performed on or before Closing, in each case to the full extent of the Escrow Fund and without regard to the beneficial entitlement in the Escrow Fund of the Vendors, the Selling Option Holders and, subject to the provisions of Sections 3.10(d) and (e), the Remaining Shareholders and the Remaining Option Holders, or the amount of Escrow Monies contributed or accruing to the Escrow Fund by or for the benefit of any such person, and (ii) each of the Vendors, the Selling Option Holders and, subject to the provisions of Sections 3.10(d) and (e), the Remaining Shareholders and the Remaining Option Holders shall be fully liable for such Damages to the full extent of its share of the Escrow Fund. The Parties further acknowledge and agree that the Purchaser shall be entitled to obtain compensation for Damages from the Escrow Fund for any breach by any Vendor of any representation or warranty of such Vendor set forth in Article 7 and for any breach by any Vendor of any covenant, agreement or other obligation of such Vendor hereunder, in each case to the full extent of such Vendor's share of the Escrow Fund.

       (f) The Purchaser shall, subject to the provisions of Sections 3.10(d) and (e), be entitled to the share of the Escrow Fund held in respect of the Remaining Shareholders and the Remaining Option Holders until the Purchaser shall, as contemplated in Section 3.10(d) or (e), as the case may be, have given notice to the Escrow Agent that such Remaining Shareholders or Remaining Option Holders are entitled to their ratable share of the Escrow Fund (determined in accordance with the Allocation Schedule).

10.2   ATTEMPT TO RESOLVE CONFLICTS; ARBITRATION

       (a) All claims by the Purchaser pursuant to Article 10.1 shall be made in writing to the Vendors' Agent. The Vendors' Agent shall have thirty (30) days from the receipt of any such claim to deliver to the Purchaser an objection in writing to the claim, failing which the claim shall be deemed to be accepted. The Purchaser shall have thirty (30) days from the receipt of an objection from the Vendors' Agent to deliver to the Vendors' Agent a written response to the objection, failing which the Purchaser's claim shall be deemed to be abandoned. On receipt of a response to the objection, the Vendors' Agent and the Purchaser shall attempt in good faith to resolve the dispute. If the Vendors' Agent and the Purchaser are able to resolve the dispute, a memorandum setting forth the terms of the resolution shall be prepared and signed by both parties and shall, if a claim is being made against the Escrow Fund, be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Monies in accordance with the terms thereof.

       (b) In the event that any claim by the Purchaser is not resolved within thirty (30) days following delivery of a response to an objection in accordance with subparagraph (a) hereof, the Purchaser may, by delivery of a notice in writing to the Vendors' Agent within fifteen (15) days of the end of the said thirty (30) day period, require that the dispute be put to arbitration. In the event that Damages which are the subject matter of the Purchaser's claim are at issue in pending litigation with a third party, then the arbitration shall not, unless the Vendors' Agent otherwise agrees, be commenced until such litigation is resolved. Within fifteen (15) days after receipt by the Vendors' Agent of a notice of requirement to arbitrate, the Purchaser and the Vendors' Agent shall select a single mutually acceptable arbitrator. If they are unable to agree on a single arbitrator within such fifteen (15) day period, either one of them may apply to a judge sitting in motions court in the Ontario Superior Court of Justice at Toronto for appointment of the arbitrator.

       (c) Any arbitration hearing constituted pursuant to this Section 10.2 shall be held in the City of Toronto in accordance with the Arbitration Act (Ontario). The decision of the arbitrators shall be binding and conclusive upon the parties. A true and correct copy of such decision shall be delivered by the parties to the Escrow Agent and shall be the Escrow Agent's sufficient authority to disburse Escrow Monies from the Escrow Fund in accordance with the Escrow Agreement and such decision.

       (d) The parties hereto irrevocably attorn to the jurisdiction of the Courts of Ontario with respect to any issue arising pursuant to constitution or conduct of the arbitration contemplated by this
              Section 10.2 and agree that all proceedings with respect to constitution or conduct of the arbitration contemplated by this
              Section 10.2 or the enforcement of any arbitration award shall be brought before the Ontario Superior Court of Justice at Toronto, Ontario.

10.3   VENDORS' AGENT

       (a) Kiessling is constituted and appointed as agent ("Vendors' Agent") for and on behalf of the Vendors to give and receive all notices and communications under or in connection with this Agreement and the Escrow Agreement, to make all determinations under this Agreement and the Escrow Agreement for and on behalf of the Vendors or any of them (including the waiver of any conditions precedent as provided in Section 5.6), to authorize delivery to the Purchaser of the Escrow Monies from the Escrow Fund in satisfaction of claims by the Purchaser, to settle any other claims for indemnification, to object to such withdrawal, to agree to, negotiate, enter into settlements and compromises of, and comply with orders and awards of arbitrators and/or courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Vendors' Agent for the accomplishment of the foregoing. Such agency may be changed after the Closing Date by the Vendors holding a majority of the beneficial interest of the Escrow Fund from time to time upon not less than ten (10) days' prior notice to the Purchaser. In the event of the death or incapacity of Kiessling, Lycklama (or such other person as Lycklama shall notify Purchaser of in writing) shall immediately and without further action by the Vendors be constituted and appointed as the new Vendors' Agent, and shall thereupon execute a counterpart of the Escrow Agreement. No bond shall be required of the Vendors' Agent, and the Vendors' Agent shall receive no compensation for its services. Notices and communications to and from the Vendors' Agent shall constitute notice to and from, respectively, each of the Vendors and, prior to the Closing, the Company.

       (b) The Vendors' Agent shall not be liable for any act done or omitted hereunder as Vendors' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Vendors shall severally, in proportion to their ownership of the Company Shares immediately prior to the sale of such shares to the Purchaser, indemnify the Vendors' Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Vendors' Agent and arising out of or in connection with the acceptance or administration of its duties hereunder.

10.4   ACTIONS OF THE VENDORS' AGENT

       Any decision, act, consent or instruction of the Vendors' Agent shall constitute a decision of all of the Vendors and, prior to the Closing, the Company, and shall be final, binding and conclusive upon each Vendor and, prior to the Closing, the Company, and the Escrow Agent and the Purchaser may rely upon any decision, act, consent or instruction of the Vendors' Agent as being the decision, act, consent or instruction of each and every such Vendor and, prior to the Closing, the Company. The Escrow Agent and the Purchaser shall be relieved from any liability to any person for any acts done by the Purchaser in accordance with such decision, act, consent or instruction of the Vendors' Agent.

10.5   THIRD-PARTY CLAIMS AND DISSENT RIGHTS

       (a) In the event that a third party asserts or threatens a claim which the Purchaser believes may result in a demand against the Escrow Fund, the Purchaser shall notify the Vendors' Agent of such claim, and the Vendors' Agent on behalf of the Vendors shall be entitled, at the Vendors' expense, to participate in any defense of such claim. Unless the Vendors' Agent elects to assume such defense (with counsel reasonably acceptable to the Purchaser, and provided that the Vendors have reasonable means to put on such a defense), the Purchaser shall have the right to settle any such claim (with its own counsel); provided that the Purchaser may not effect the settlement of any such claim without the consent of the Vendors' Agent, which consent shall not be unreasonably withheld. In the event that the Vendors' Agent has consented to any such settlement, the Vendors' Agent and the Vendors shall have no power or authority to object under any provision of this Article 10 or the Escrow Agreement to the amount of any claim by the Purchaser against the Escrow Fund for indemnity with respect to such settlement. The Purchaser and the Company shall use reasonable commercial efforts to mitigate the amount of any such claim.

       (b) In the event that any holder or holders of Company Shares exercise their rights under section 185 of the Business Corporations Act (Ontario), (i) the Purchaser shall notify the Vendors' Agent of such exercise of rights, (ii) the Company shall allow the Vendors' Agent and its representatives to assist representatives of the Company in responding to such exercise of rights and the opportunity to review and comment on proposed submissions by the Company in connection with such exercise of rights, and (iii) the Company shall not make an offer to pay for such holders' Company Shares or otherwise agree with such holders' as to the fair value of such holders' Company Shares without the consent of the Vendors' Agent, not to be unreasonably withheld, unless such offer or agreement specifies an amount which would not trigger the Purchaser's rights under paragraph 8 of Schedule H

10.6   LIMITATIONS

       (a) The Purchaser may not receive any funds pursuant to the indemnity provided for in Section 10.1 or from the Escrow Fund and shall not otherwise be entitled to any indemnification for Damages under this Article 10 (other than as provided in Section 10.1(b)) unless and until the aggregate of the Damages claimed is at least One Hundred Thousand Dollars ($100,000) (the "Threshold"), provided that if the aggregate amount of the Damages claimed is at least equal to the Threshold, the Purchaser shall be entitled to receive funds pursuant to the indemnity provided for in Section 10.1 or Escrow Monies equal to the full amount of any and all Damages, including the initial Damages up to the Threshold. Notwithstanding the foregoing, the parties acknowledge and agree that the Threshold shall not be applicable to, and the Vendors shall be fully liable for (i) any and all Company Transaction Expenses not applied to reduce the Purchase Price pursuant to Section 2.2(a),
              (ii) any and all amounts owing to the Purchaser pursuant to
              Section 2.7(c) claimed by the Purchaser pursuant to Section 2.4(a)(iii)(B) and, (iii) any and all amounts necessary to satisfy the indemnifications set forth in Section 10.1(b).

       (b) The parties understand and agree that the liability of the Vendors for the breach of any representation, warranty, covenant, agreement or other obligation under this Agreement, including the indemnity obligations of the Vendors under this Article 10 and arising under Section 10.1(a), shall terminate on the date that is:

              (i) two (2) years following the Closing Date with respect to claims based on a breach of any of the representations and warranties set forth in Sections 6.1, 6.2, 6.21, 7.1 or 7.2;

              (ii) four (4) years following the Closing Date or, if later with respect to any item, the applicable statute of limitations for such item, with respect to claims based on a breach of any of the representations and warranties set forth in
                     Section 6.23; and

              (iii) one (1) year following the Closing Date for all other claims;

              except insofar as a claim for indemnification under this Article 10 has been asserted and such claim has not been resolved on or prior to such date in accordance with the terms of this Agreement, the Escrow Agreement or otherwise, in which case the indemnity obligations of the Vendors relating to such dispute shall survive until the resolution of such dispute. Notwithstanding the foregoing or anything else contained in this Agreement, the parties acknowledge and agree that the time limitations set out above shall not be applicable to, and the Vendors shall be fully liable for, the indemnifications set forth in Section 10.1(b) regardless of when any Claims in respect thereof shall arise.

10.7   RECOURSE

       (a) Notwithstanding anything contained herein, each Vendor shall remain severally liable to the extent of, but not greater than, its respective share of the Purchase Price for Damages arising from the breach of any representations, warranties, covenants, agreements or other obligations of the Company or such Vendor hereunder if the Escrow Fund is insufficient to satisfy such claims. If the Purchaser makes a claim for Damages hereunder, the claim shall be made against each Vendor based on an amount equal to its respective proportionate share of the Purchase Price multiplied by the amount of Damages being claimed and shall only seek Damages from any Vendor beyond its proportionate share of the Damages if the Purchaser is unable to recover Damages from any of the other Vendors within ninety (90) days after the date upon which the Purchaser becomes entitled to such Damages (subject, for greater certainty, to the maximum liability stated in the first sentence of this Section). Nothing herein shall limit the Purchaser's right to seek recourse against any person, including any Vendor, for claims based on fraud.

       (b) Notwithstanding anything contained in this Agreement or any instrument or document relating hereto, each of the Vendors acknowledges and agrees that if the Closing occurs, none of the Vendors shall have any recourse of any kind whatsoever against the Company for any breach by the Company of any representation, warranty, covenant, agreement or other obligation of the Company hereunder, and each Vendor hereby waives any and all rights and remedies, including any right of set-off, that it may have against the Company for any such breach. In furtherance and not in limitation of the foregoing, it is the intent of the Parties that each of the Purchaser and the Company and its Subsidiaries shall have the full benefit of the rights granted to them under this
              Article 10 and that such rights shall not be affected by any claim of any Vendor relating to any breach by the Company of any of its representations, warranties, covenants, agreements or other obligations hereunder.

       (c) Notwithstanding anything contained herein, with respect any claim for indemnification under Section 10.1 or otherwise:

              (i) Kiessling and K Holdco and his and its Affiliates shall be jointly and severally liable for any such claim relating to step 1 set forth in the Tax

                     Reorganization Memo or pursuant to Article 7 (to the extent that Article 7 relates to K Holdco or Kiessling) and, for greater certainty, Lycklama and L Newco shall have no liability with respect to any such claim except as provided in Section 10.7 (e);

              (ii) Lycklama and L Newco and his and its Affiliates shall be jointly and severally liable for any such claim relating to steps 2, 6 and, subject to the limitations referred to in paragraph 2 of Schedule H, step 10 set forth in the Tax Reorganization Memo or pursuant to Article 7 (to the extent that Article 7 relates to L Newco or Lycklama) or relating to any liabilities or other obligations of L Holdco existing prior to the Closing and, for greater certainty, Kiessling and K Holdco shall have no liability with respect to any such claim except as provided in Section 10.7(e); and

              (iii) the Vendors and their Affiliates shall be jointly and severally liable for any such claim relating to steps 3, 4, 5, 7, 8, 9, 11 and 12 set forth in the Tax Reorganization Memo.

       (d) Nothing herein shall limit the Purchaser's right to seek recourse against any or all of the Vendors for any amounts owing to the Purchaser pursuant to Section 2.7(c) or require the Purchaser to first make a claim against the Escrow Fund to recover such amounts.

       (e) Subject to Section 10.2, the Purchaser shall be entitled to satisfy any claims under Section 10.7(c) by claiming against the Escrow Fund and such a claim may extend beyond the interest of any particular Vendor in the Escrow Fund and may extend to the entire Escrow Fund; provided that the Purchaser has first attempted to claim against such Vendor outside of the Escrow Fund and has not received satisfaction of such claim within thirty (30) days of the date of the claim.

       (f) Except as provided in Section 10.7(e), any claims made by the Purchaser under this Article 10 shall first be made against the Escrow Fund, and to the extent such claims are not satisfied from the Escrow Fund, the Purchaser may pursue such claims against the Vendors directly.

                                   ARTICLE 11
                                   TERMINATION

11.1   TERMINATION

       This Agreement may be terminated at any time prior to the Closing Date:

              (i) by mutual written agreement of the Vendors, the Company and the Purchaser;

              (ii) by the Purchaser (provided the Purchaser is not in material breach of this Agreement), if there has been a breach by any of the Vendors or the Company of any representation, warranty, covenant, agreement or other obligation set forth in this Agreement on the part of any of the Vendors or the Company which breach, if not cured, would cause the condition set forth in Section 5.5(c) not to be satisfied and which breach by its nature cannot be cured by such Vendor or the Company, as the case may be;

              (iii) by the Vendors (provided none of the Vendors or the Company is in material breach of this Agreement), if there has been a breach by the Purchaser of any representation, warranty, covenant, agreement or other obligation set forth in this Agreement on the part of the Purchaser which breach, if not cured, would cause the condition set forth in Section 5.6(a) not to be satisfied and which breach by its nature cannot be cured by the Purchaser;

              (iv) by the Purchaser, by giving notice to the Vendors' Agent, if the Closing shall not have occurred on or before November 27, 2002 by reason of the failure of any condition precedent under Section 5.4 or 5.5 (unless the failure results primarily from a breach by the Purchaser of any representation, warranty, covenant, agreement or other obligation of the Purchaser contained in this Agreement or the Purchaser's failure to fulfill a condition precedent to Closing);

              (v) by the Vendors, by giving notice to the Purchaser, if the Closing shall not have occurred on or before November 27, 2002 by reason of the failure of any condition precedent under Section 5.4 or 5.6 (unless the failure results primarily from a breach by any of the Vendors or the Company of any representation, warranty, covenant, agreement or other obligation of any of the Vendors or the Company contained in this Agreement or failure of such Vendor or the Company, as the case may be, to fulfill a condition precedent to Closing); or

              (vi)   by the Vendors or the Purchaser:

                     (A) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated in this Agreement shall have become final and non-appealable; or

                     (B) if there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the consummation of the transactions contemplated in this Agreement by any Governmental Authority which would make consummation of the transactions contemplated in this Agreement illegal or which would prohibit the Purchaser's ownership or operation of all or a material portion of the Company Business or the Principal Assets, or compel the Purchaser to dispose of or hold separately all or a material portion of the Company Business or the Principal Assets.

11.2   OBLIGATIONS UPON TERMINATION

       If this Agreement is terminated pursuant to this Article 11, all obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for (i) any liability of any party for breach of this Agreement prior to such termination, and (ii) the provisions of
Article 12, all of which shall survive such termination.

                                   ARTICLE 12
                                     GENERAL

12.1   PUBLIC ANNOUNCEMENT; DISCLOSURE

       (a) No party shall make any public announcement concerning this Agreement or the matters contemplated herein, their discussions or any other memoranda, letters or agreements between the parties relating to the matters contemplated herein without the prior consent of the other parties; provided that the parties may at any time make disclosure if it is advised by independent counsel that such disclosure is required by Nasdaq or under applicable law or regulatory authority, which disclosure shall be subject to the prior review of the Purchaser or the Company, the Vendors, K Holdco and L Newco, as the case may be.

       (b) Except as permitted by Section 12.1(a), under no circumstances will the parties (or any of their respective officers, directors, employees, shareholders, Affiliates or advisers) discuss or disclose the existence or terms of this Agreement or any other agreement or document to be executed and delivered by any of the parties with or to any third party other than such legal, accounting and financial advisers of such parties who have a need to know such information.

       (c) Notwithstanding anything contained in this Section 12.1, the Vendors shall be permitted to (i) make an announcement to the employees of the Company and its Subsidiaries upon the signing of this Agreement by the parties hereto, and (ii) make disclosure to the other shareholders of the Company and holders of Company Options, provided that the Vendors shall first provide the Purchaser a reasonable opportunity to review (or, in the case of non-written disclosure, discuss the general substance in advance of delivery) and comment on such disclosure.

12.2   MUTUAL DRAFTING

       This Agreement is the joint product of the Company, the Vendors and the Purchaser and each provision hereof has been subject to the mutual consideration, negotiation and agreement of all of the parties and shall not be construed for or against any party as a result of which party was responsible for the drafting of any provision hereof.

12.3   BROKERS' FEES

       In furtherance and not in limitation of Section 12.5, no party shall be liable to any other party for the payment of any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and each of the parties agrees to indemnify the others from any such payment or claim therefor and from any liability, loss, costs (including legal costs on a full indemnity basis) or damages suffered or incurred in connection therewith.

12.4   NOTICES

       All notices and other communications given in connection with this Agreement shall be in writing, and the respective addresses of the parties for the service of any such notices or other communications shall be as follows:

       Vendors' Agent:       Gregory J. Kiessling
                             70 Baby Point Road
                             Toronto, Ontario M6S 2G3

                             Fax No.:      (416) 763-7404

       With a copy to:       Aird & Berlis LLP
                             BCE Place
                             Suite 1800, Box 754
                             181 Bay Street
                             Toronto, Ontario M5J 2T9

                             Attention:    Jay A. Lefton
                             Fax No.:      (416) 863-1515

       And with a copy to:   Edward A. Lycklama
                             8 Alderton Court
                             Toronto, Ontario M9A 3X8

                             Fax No.:      (416) 643-3599

       Kiessling or          Gregory J. Kiessling
       K Holdco              70 Baby Point Road
                             Toronto, Ontario M6S 2G3

                             Fax No.:      (416) 763-7404

       Lycklama or           Edward A. Lycklama
       L Newco:              8 Alderton Court
                             Toronto, Ontario M9A 3X8

                             Fax No.:      (416) 643-3599

       Purchaser:            881229 Alberta Ltd.
                             c/o Quest Software, Inc.
                             8001 Irvine Center Drive
                             Irvine, California 92618

                             Attention:    General Counsel
                             Fax No.:      (949) 754-8977

       With a copy to:       Macleod Dixon LLP
                             3700 Canterra Tower
                             400 Third Avenue S.W.
                             Calgary, Alberta T2P 4H2

                             Attention:    Joel S. Friley
                             Fax No.:      (403) 264-5973

All notices and communications given in connection with this Agreement shall be sufficiently given if addressed as aforesaid and either delivered by hand or by reputable courier or overnight courier service or overnight registered mail to the intended recipient's address for service as set forth above, or sent by direct facsimile telecommunication to such party at its fax number as set forth above (with receipt confirmed). Any notice so given shall be deemed to have been given and received on the first Business Day on which it is presented during normal business hours at the address for service of the addressee thereof, or, in the case of a direct facsimile telecommunication, on the day on which it is transmitted if transmitted prior to or during normal business hours on a Business Day, or on the first Business Day following the day on which it is transmitted if transmitted otherwise. A party may change its address for service by giving written notice thereof to the other parties. All notices and communications shall be deemed to be sufficiently given with respect to each of the Vendors and the Company if addressed to the Vendors' Agent and delivered in accordance with this Section 12.4.

12.5   TRANSACTION EXPENSES

       Each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated herein; provided that all Company Transaction Expenses shall be deemed expenses of the Vendors, the Remaining Shareholders and the Selling Option Holders, and will be borne and paid by such persons determined in accordance with the Allocation Schedule as contemplated in
Article 2 hereof. The amount of the Company Transaction Expenses shall be deducted from the Base Price as provided in Section 2.2, subject to adjustment after the Closing as provided in Section 2.7.

12.6   ASSIGNMENT

       None of the Vendors shall assign any rights or obligations under or in respect of this Agreement without the prior written consent of the Purchaser, acting reasonably. The Company shall not assign any rights or obligations under or in respect of this Agreement. The Purchaser shall be entitled to assign the whole or any portion of its interest in and in respect of this Agreement at any time, provided that it shall not thereby be relieved of its liability to the Vendors for the performance of its obligations hereunder, unless the Vendors otherwise agree. Any assignment or purported assignment in violation of this Agreement shall be null and void.

12.7   GOVERNING LAW; CHOICE OF FORUM

       This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada, and the laws of Canada applicable therein. Each of the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to matters arising out of this Agreement.

12.8   ENUREMENT; NO THIRD PARTY BENEFICIARIES RIGHTS

       (a) This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, administrators, trustees, legal representatives, receivers, successors and permitted assigns.

       (b) No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, officer, director, employee or partner of any party or any other person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be solely for the benefit of the respective parties to this Agreement.

12.9   FURTHER ASSURANCES

       Each of the parties shall from time to time and at all times following the Closing, without further consideration, do and perform all such further acts and things, and execute and deliver all such further agreements, assurances, deeds, assignments, conveyances, notices, releases and other documents and instruments, as may reasonably be required to more fully assure the transfer of the Company Shares and Company Options to the Purchaser in accordance with the provisions of this Agreement, and otherwise to assure the carrying out of the intent and purpose of this Agreement.

12.10  AMENDMENT; NO WAIVER

       (a) This Agreement may be amended only by written instrument executed by the Vendors' Agent, the Vendors, the Company, the Purchaser and Quest.

       (b) No failure by any party to exercise, and no delay by any party in exercising, any right, power or remedy hereunder shall impair any right, power or remedy which such party may have, nor shall such delay be construed to be a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Agreement or in connection with the transactions contemplated hereby. No waiver of any breach or default hereunder of any party shall be deemed a waiver of any default or breach subsequently occurring hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and a waiver shall affect only the matter, and the occurrence thereof, specifically identified in the writing granting such waiver and shall not extend to any other matter or occurrence.

12.11  NON-MERGER; SURVIVAL

       All representations, warranties, covenants, agreements and other obligations contained in this Agreement or in any other agreement or document delivered pursuant hereto shall survive the Closing and shall not merge in any conveyance, transfer, assignment or other document or instrument issuing pursuant hereto or in connection herewith. Without limiting the generality of the foregoing, the liability of a party for any breach of any of its representations, warranties, covenants, agreements or other obligations hereunder prior to the completion of the purchase and sale contemplated hereby shall not be extinguished or in any manner diminished by such completion.

12.12  SEVERABILITY

       If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.13  OTHER REMEDIES

       Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

12.14  ENTIRE AGREEMENT

       Except for the Confidentiality Agreements, this Agreement expresses and constitutes the entire agreement among the parties with respect to the purchase and sale of the Company Shares and Company Options and the other transactions contemplated in this Agreement, and supersedes any previous agreements or understandings with respect to the purchase and sale of the Company Shares and Company Options, including the Summary of Proposed Terms dated August 27, 2002 among Quest, the Company, and Gregory J. Kiessling, Edward A. Lycklama, 976206 Ontario, Inc. and 976205 Ontario Inc., as principal shareholders of the Company, as amended. The Confidentiality Agreements shall survive the execution and delivery of this

Agreement and shall remain in full force and effect until terminated in accordance with their respective terms.

12.15  SPECIFIC PERFORMANCE

       THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN COURT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

12.16  GUARANTEE OF QUEST

       If, for any reason, the Purchaser shall fail to perform any of its obligations under this Agreement, Quest shall forthwith perform or cause the performance of such obligations subject to all of the terms, conditions, qualifications, provisions and limitations set forth herein and in the other agreements and documents to be entered into in connection herewith; provided that Quest may assert any defense, claim, counterclaim, set-off or other right or remedy that may be available to the Purchaser in connection with the performance of such obligations.

12.17  COUNTERPART EXECUTION

       This Agreement may be executed in separate counterparts, and the executed counterparts shall together constitute one instrument and have the same force and effect as if all parties had executed the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first above written.

                                          /s/ GREGORY J. KIESSLING
--------------------------------------    ----------------------------------
Witness                                   GREGORY J. KIESSLING

                                          /s/ EDWARD A. LYCKLAMA
--------------------------------------    ----------------------------------
Witness                                   EDWARD A. LYCKLAMA

                                          976206 ONTARIO INC.

                                              /s/ GREGORY J. KIESSLING
                                          By: ------------------------------
                                              Name:
                                              Title:
                                              Authorized Signing Officer

                                          2016969 ONTARIO INC.

                                              /S/ EDWARD A. LYCKLAMA
                                          By: ------------------------------
                                              Name:
                                              Title:
                                              Authorized Signing Officer

                                          SITRAKA INC.

                                              /s/ GREGORY J. KIESSLING
                                          By: ------------------------------
                                              Name:
                                              Title:
                                              Authorized Signing Officer

                 [Signing page to the Share Purchase Agreement]

                                          /s/ GREGORY J. KIESSLING
--------------------------------------    ----------------------------------
Witness                                   GREGORY J. KIESSLING,
                                          as the Vendors' Agent

                                          881229 ALBERTA LTD.

                                              /s/ JULI ACKERMAN
                                          By: ------------------------------
                                              Name:  Juli Ackerman
                                              Title: VP Business Development
                                              Authorized Signing Officer

                                          QUEST SOFTWARE, INC.

                                              /s/ JULI ACKERMAN
                                          By: ------------------------------
                                              Name:  Juli Ackerman
                                              Title: VP Business Development
                                              Authorized Signing Officer

                 [Signing page to the Share Purchase Agreement]